Exhibit 10.2

EXECUTION COPY

RECEIVABLES FINANCING AGREEMENT

Dated as of October 21, 2020

by and among

ENLINK MIDSTREAM FUNDING, LLC,

as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

ENLINK MIDSTREAM OPERATING, LP,

as initial Servicer,

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

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(continued)

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(continued)

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(continued)

Page

EXHIBITS

EXHIBIT A	–	Form of Loan Request
EXHIBIT B	–	Form of Reduction Notice
EXHIBIT C	–	Form of Assignment and Acceptance Agreement
EXHIBIT D	–	Form of Assumption Agreement
EXHIBIT E	–	Credit and Collection Policy
EXHIBIT F	–	Form of Information Package
EXHIBIT G	–	Form of Compliance Certificate
EXHIBIT H	–	Closing Memorandum
EXHIBIT I	–	Form of Daily Report
EXHIBIT J	–	Form of Weekly Report

SCHEDULES

SCHEDULE I	–	Commitments
SCHEDULE II	–	Lock-Boxes, Collection Accounts and Collection Account Banks
SCHEDULE III	–	Notice Addresses

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This RECEIVABLES FINANCING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of October 21, 2020 by and among the following parties:

(i)       ENLINK MIDSTREAM FUNDING, LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);

(ii)       the Persons from time to time party hereto as Lenders;

(iii)       PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(iv)       ENLINK MIDSTREAM OPERATING, LP, a Delaware limited partnership, in its individual capacity (“EMO”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and

(v)       PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.

PRELIMINARY STATEMENTS

The Borrower has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Sale and Contribution Agreement. The Borrower has requested that the Lenders make Loans from time to time to the Borrower, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means (i) the WF Deposit Account Control Agreement and (ii) each agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Servicer (if applicable), the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts that provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement.

“Adjusted LIBOR” means with respect to any Tranche Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1.00% per annum) (i) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate per annum for deposits in Dollars as reported on the Reuters Screen LIBOR01 Page as the composite offered rate for London interbank deposits for such Tranche Period (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Tranche Period for an amount comparable to the Portion of Capital to be funded at Adjusted LIBOR during such Tranche Period, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage; provided, however, that with respect to the initial Tranche Period for a Loan that is not advanced on a Tranche Reset Date, Adjusted LIBOR shall be the interest rate per annum equal to LMIR for each day during such initial Tranche Period from the date that such Loan is made pursuant to Section 2.01 until the next occurring Tranche Reset Date. The calculation of Adjusted LIBOR may also be expressed by the following formula:

Composite of London interbank offered rates shown on
Reuters Screen LIBOR01 Page or appropriate successor
Adjusted LIBOR	=

1.00 - Euro-Rate Reserve Percentage

Adjusted LIBOR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of Adjusted LIBOR as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error). Notwithstanding the foregoing, if Adjusted LIBOR as determined herein would be less than 0.375% per annum, such rate shall be deemed to be 0.375% per annum for purposes of this Agreement.

“Administrative Agent” means PNC, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(f).

“Adverse Claim” means any Lien, other than a Permitted Lien.

“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Credit Party and each of their respective Affiliates.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote twenty-five percent (25.00%) or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Affiliate Collections” means, with respect to any Affiliate Receivable: (a) all funds that are received by any Affiliate of Parent or any other Person on their behalf in payment of any amounts owed in respect of such Affiliate Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Affiliate Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Affiliate Receivable and available to be applied thereon), (b) all proceeds of all Related Security with respect to such Affiliate Receivable and (c) all other proceeds of such Affiliate Receivable.

“Affiliate Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Person that is an Affiliate of Parent, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto; provided, however, that Affiliate Receivables shall exclude all Pool Receivables. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute an Affiliate Receivable separate from an Affiliate Receivable consisting of any such right to payment arising from any other transaction.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Lenders at such time.

“Aggregate Contra Account Amount” means, at any time of determination, the aggregate Contra Account Amount of all Obligors at such time.

“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism financing, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statutes, treaties, constitutions, ordinances, rules, regulations, requirements, restrictions, permits, executive orders, certificates, decisions, directives or orders of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Assumption Agreement” has the meaning set forth in Section 14.03(h).

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, costs, expenses and disbursements of any law firm or other external counsel. Except after the occurrence and continuance of an Event of Default, for any Attorney Costs for the Borrower Indemnified Parties and the Servicer Indemnified Parties, such Attorney Costs shall be limited to one counsel to all Borrower Indemnified Parties and Servicer Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Borrower Indemnified Parties and Servicer Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Borrower Indemnified Parties and Servicer Indemnified Parties similarly situated and taken as a whole.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the greater of:

(a)       the rate of interest in effect for such day as publicly announced from time to time by such Lender or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Lender or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and

(b)       0.50% per annum above the latest Federal Funds Rate; and

(c)       0.625% per annum above Adjusted LIBOR applicable to the Interest Period for which the Base Rate is then being determined.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to Adjusted LIBOR or LMIR for Dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of Adjusted LIBOR or LMIR with an alternate benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Adjusted LIBOR or LMIR with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of Adjusted LIBOR or LMIR for U.S. Dollar-denominated credit facilities at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from Adjusted LIBOR or LMIR to the Benchmark Replacement and (ii) yield- or risk-based differences between Adjusted LIBOR or LMIR and the Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to Adjusted LIBOR: (A) in the case of clause (A) or (B) of the definition of “Benchmark Transition Event”, the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of the London Interbank Offered Rate for interbank deposits in Dollars (“USD LIBOR”) permanently or indefinitely ceases to provide USD LIBOR; or (B) in the case of clause (C) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to Adjusted LIBOR or LMIR: (A) a public statement or publication of information by or on behalf of the administrator of USD LIBOR announcing that such administrator has ceased or will cease to provide USD LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide USD LIBOR; (B) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of USD LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for USD LIBOR, a resolution authority with jurisdiction over the administrator for USD LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for USD LIBOR, which states that the administrator of USD LIBOR has ceased or will cease to provide USD LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide USD LIBOR; or (C) a public statement or publication of information by the regulatory supervisor for the administrator of USD LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent announcing that USD LIBOR is no longer representative.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Adjusted LIBOR or LMIR and solely to the extent that Adjusted LIBOR or LMIR (as the case may be) has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced Adjusted LIBOR or LMIR (as the case may be) for all purposes hereunder in accordance with Section 5.06 and (y) ending at the time that a Benchmark Replacement has replaced Adjusted LIBOR or LMIR (as the case may be) for all purposes hereunder pursuant to Section 5.06.

“Beneficial Owner” means, for the Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns twenty-five percent (25.00%) or more of the Borrower’s Capital Stock; and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 13.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, all Capital and Interest on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Interest at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Intercompany Loans at such time, plus (E) the aggregate accrued and unpaid interest on all Intercompany Loans at such time, plus (F) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Borrowing Base” means, at any time of determination, the amount equal to the lesser of (a) the Facility Limit and (b) the amount equal to (i) the Net Receivables Pool Balance at such time, minus (ii) the Total Reserves at such time.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Borrowing Base at such time.

“Breakage Fee” means (a) for any Interest Period for which Interest is computed by reference to Adjusted LIBOR and a reduction of Capital is made for any reason on any day other than the last day of the related Tranche Period or (b) to the extent that the Borrower shall for any reason fail to borrow (but excluding any failures to borrow resulting from a Lender default under this Agreement) on the date specified by the Borrower in the applicable Loan Request in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, of the resulting loss (other than lost profits), cost or expense incurred by reason of the liquidation or reemployment of deposits actually sustained by any Lender; provided, however, that the affected Lender shall use commercially reasonable efforts to minimize such loss or expense (including from the investment of the proceeds of such reductions of Capital or such amounts failed to be borrowed by the Borrower) and a certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Lender to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, or New York City, New York and (b) if this definition of “Business Day” is utilized in connection with Adjusted LIBOR or LMIR, dealings are carried out in the London interbank market.

“Capital” means, with respect to any Lender, the aggregate amounts advanced to, or on behalf of, the Borrower in connection with all Loans made by such Lender pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 4.01 and as reduced in accordance with Section 2.02; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Certificate of Beneficial Ownership” means, for the Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Borrower.

“Change in Control” means the occurrence of any of the following:

(a)       EnLink NGL Marketing, LP ceases to own, directly, 100.00% of the issued and outstanding Capital Stock, membership interests and all other equity interests of the Borrower free and clear of all Adverse Claims;

(b)       EnLink Midstream, LLC ceases to own, directly or indirectly, (i) 100.00% of the issued and outstanding Capital Stock, membership interests or other equity interests of EnLink Midstream GP, LLC, or any successor controlling entity of EnLink Midstream Partners, LP, and (ii) at least 50.1% of the common equity interests of EnLink Midstream Partners, LP and at least 50.1% of the fully-diluted equity interests of EnLink Midstream Partners, LP;

(c)       EnLink Midstream Partners, LP ceases to own, directly or indirectly, 100.00% of the issued and outstanding Capital Stock, membership interests or other equity interests of the Servicer or any Originator (only so long as such Originator remains a party to the Sale and Contribution Agreement as an Originator thereunder);

(d)       any Intercompany Loan shall at any time cease to be owned by an Originator, unless the Administrative Agent and the holder of such Adverse Claim have entered into an intercreditor, standstill or similar agreement in form and substance acceptable to the Administrative Agent in its sole discretion; or

(e)       (i) at any time the EnLink Credit Agreement is in full force and effect, (x) a Disqualified Person, other than the Qualifying Owners, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the equity securities of EnLink Manager entitled to vote for members of the board of directors or equivalent governing body of EnLink Manager on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (y) EnLink Manager ceases to be the managing member of EnLink Midstream, LLC and a Disqualified Person becomes the managing member of EnLink Midstream, LLC, or (ii) at any time when the EnLink Credit Agreement is not in full force and effect, any event described in the definition of “Change of Control” under the EnLink Credit Agreement on the date the EnLink Credit Agreement ceased to be in full force and effect.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means October 21, 2020.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” has the meaning set forth in Section 5.05(a).

“Collection Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the Borrower) and maintained at a bank or other financial institution acting as a Collection Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable, (d) all other proceeds of such Pool Receivable (including drawings under any Eligible Supporting Letter of Credit or any other letter of credit in favor of any Originator, the Borrower or the Servicer with respect to such Receivable) and (e) all amounts paid by or on behalf of a Credit Insurer under any Credit Insurance Policy or in respect of any claim thereunder.

“Commitment” means, with respect to any Lender, the maximum aggregate amount of Capital which such Person is obligated to lend or pay hereunder on account of all Loans, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Lender, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Lender’s obligation to make Loans hereunder in accordance with this Agreement.

“Concentration Percentage” means (a) except as provided in clause (b) below, (i) for any Group A Obligor, 20.00%, (ii) for any Group B Obligor, 15.00%, (iii) for any Group C Obligor, 10.00% and (iv) for any Group D Obligor, 8.00%, and (b) for each of the Obligors listed in the chart below (each, a “Special Obligor”), the percentage specified in the chart below for such Special Obligor (the applicable “Special Concentration Limit”); provided, however, that the Administrative Agent may approve higher “Concentration Percentages” for selected Obligors; provided, further, that the Administrative Agent may, upon not less than thirty (30) Business Days’ prior written notice to the Borrower, cancel or reduce the Special Concentration Limit with respect to any or all Special Obligors, in which case the Concentration Percentage for such Special Obligor(s) shall be determined pursuant to clause (a) above. In the event that any other Obligor is or becomes an Affiliate of a Special Obligor, the Special Concentration Limit shall apply to both such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor.

Special Obligor	Special Concentration Limit
Devon Energy Corp	20.00%

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentages of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors; provided, that, for purposes of determining the Concentration Reserve Percentage, with respect to any Eligible Receivable that is supported by an Eligible Supporting Letter of Credit or is an Insured Receivable, the “Obligor” thereof (including for purposes of determining such Obligor’s Obligor Percentage and status as a Group A Obligor, Group B Obligor, Group C Obligor or Group D Obligor) shall be deemed to be the related Eligible Supporting Letter of Credit Provider or Eligible Credit Insurance Provider, as applicable; provided, further, that (x) if any Pool Receivable is partially supported by an Eligible Supporting Letter of Credit, then the “Obligor” thereof shall be deemed to be (i) with respect to the Unsupported Outstanding Balance of such Pool Receivable, the Obligor of such Pool Receivable and (ii) with respect to the Supported Outstanding Balance of such Pool Receivable, the related Eligible Supporting Letter of Credit Provider and (y) with respect to any Insured Receivable, the “Obligor” thereof shall be deemed to be (i) with respect to the Insured Amount of the Outstanding Balance of any Insured Receivable, the related Eligible Credit Insurance Provider and (ii) with respect to the remaining Outstanding Balance, if any, the Obligor of such Insured Receivable.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contra Account Amount” means, at any time of determination and with respect to any Obligor, an amount equal to the lesser of (i) the Contra Amount at such time with respect to such Obligor and (ii) the Outstanding Balance of all Pool Receivables, the Obligor of which is such Obligor.

“Contra Amount” means, at any time of determination and with respect to any Obligor, the aggregate amounts of indebtedness and other obligations owed to such Obligor and its Affiliates by any Originator or any of its Affiliates, including, without limitation, pass-through liabilities, rebates, legacy “Take 5 Refunds” and any accounts payable or other such indebtedness or obligations arising in connection with the sale of goods or rendering of services by such Obligor or its Affiliates to any Originator or any of its Affiliates.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means (a) each of Borrower, the Servicer, the Performance Guarantor, each Originator, the Parent and each of Parent’s Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25.00%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit E, as modified in compliance with this Agreement.

“Credit Extension” means the making of any Loan.

“Credit Insurance Policy” means a credit insurance policy naming the Borrower as insured and the Administrative Agent as an additional insured, which policy insures the payment of Pool Receivables owing by one or more Obligors.

“Credit Insurer” means each insurance company that provides a Credit Insurance Policy to the Borrower.

“Credit Party” means each Lender, the Structuring Agent and the Administrative Agent.

“Daily Report” means a report, in substantially the form of Exhibit I.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) ninety (90).

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate or currency hedges or (vi) any Guaranty of any such Debt.

“Deemed Collections” has the meaning set forth in Section 4.01(d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1.00%, with 5/1000th of 1.00% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables (other than Specified Pool Receivables) that became Defaulted Receivables during such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables and Specified Pool Receivables) originated by the Originators during the month that is three (3) Fiscal Months before such Fiscal Month.

“Defaulted Receivable” means a Receivable (without duplication):

(a)       as to which any payment, or part thereof, remains unpaid for more than ninety (90) days from the original invoice date for such payment;

(b)       as to which any payment, or part thereof, remains unpaid for less than or equal to ninety (90) days from the original invoice date for such payment and as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto; or

(c)       as to which any payment, or part thereof, remains unpaid for less than or equal to ninety (90) days from the original invoice date for such payment and that, consistent with the Credit and Collection Policy, has been written off, as charged-off, the applicable Originator’s or the Borrower’s books as uncollectible; or

provided, however, that in each case above such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied), (c) has failed, within three (3) Business Days after request by a Credit Party to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company, that is subject of an Insolvency Proceeding.

“Deferred Revenue Amount” means, at any time of determination, the aggregate amount of the EnLink Group’s deferred revenue (determined in accordance with GAAP and reported on the most recently-delivered Information Package, Weekly Report or Daily Report) from capital projects or other business with Obligors on Pool Receivables or their Affiliates.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1.00%, with 5/1000th of 1.00% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables (other than Specified Pool Receivables) that were Delinquent Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables (other than Specified Pool Receivables) on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for ninety-one (91) days or more from the original invoice date for such payment; provided, however, that such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1.00%, with 5/1000th of 1.00% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) originated by the Originators during such Fiscal Month, by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of the most recently concluded annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ prior written notice to the Borrower to reflect such number of Fiscal Months as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the actual amount of dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.

“Dilution Ratio” means, for any Fiscal Month, the greater of (a) 1.00%, and (b) the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1.00%, with 5/1000th of 1.00% rounded upward), computed as of the last day of each Fiscal Month by dividing: (i) the aggregate amount of Deemed Collections during such Fiscal Month (excluding charge-offs), by (ii) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) originated by the Originators during such Fiscal Month.

“Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1.00%, with 5/1000th of 1.00% rounded upward) of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (i) the product of (A) 2.50 times (B) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months, plus (ii) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage and rounded to the nearest 1/100th of 1.00%, with 5/1000th of 1.00% rounded upward) of:

(a)       the positive difference, if any, between: (i) the highest Dilution Ratio during the twelve (12) most recent consecutive Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve (12) consecutive Fiscal Months; multiplied by

(b)      the quotient of (i) the highest Dilution Ratio during the twelve (12) most recent consecutive Fiscal Months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve (12) consecutive Fiscal Months.

“Disqualified Person” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) that PNC reasonably believes is a counterparty with which PNC is prohibited from transacting business, entering into a banking relationship or otherwise engaging in the transactions contemplated by this Agreement pursuant to (i) any Applicable Law, (ii) the provisions of its organizational documents or (iii) any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which PNC is a party or by which it or any of its properties is bound.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Early Opt-in Event” means a determination by the Administrative Agent that Dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in Section 5.06, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace USD LIBOR.

“Eligible Assignee” means (i) any Lender or any of its Affiliates, (ii) any Person managed by a Lender or any of its Affiliates and (iii) any other financial or other institution.

“Eligible Credit Insurance” means a Credit Insurance Policy issued by an Eligible Credit Insurance Provider, which policy (a) is a Credit Insurance Policy that the Administrative Agent (in its sole discretion) has approved in writing, (b) is in full force and effect, and (c) with respect to which, all due and payable premiums have been paid in full. For the avoidance of doubt, if the Credit Insurer of such a Credit Insurance Policy ceases to be an Eligible Credit Insurance Provider, such policy shall cease to constitute Eligible Credit Insurance unless, with respect to any Credit Insurance Policy issued by multiple insurance providers, the Administrative Agent (in its sole discretion) elects to apply a weighted average rating to such insurer group, elects to apply a proportionate reduction in the Insured Amount with respect to receivables insured by such insurer or otherwise consents in writing.

“Eligible Credit Insurance Provider” means an insurance company in the business of issuing commercial credit insurance (a) which company is not an Affiliate of the EnLink Group and (b) with respect to which, it has not had any credit rating assigned by any of Moody’s, S&P’s or A.M. Best Company, Inc. to it reduced by two or more ratings “notches” since the time any Credit Insurance Policy written by such Credit Insurer became Eligible Credit Insurance hereunder; provided that, with respect to any Credit Insurance Policy issued by multiple insurance providers, the Administrative Agent may elect (in its sole discretion) to treat such syndicate as a single insurer and apply a weighted average credit rating.

“Eligible Foreign Obligor” means an Obligor (or (x) with respect to any Receivable that is supported by an Eligible Supporting Letter of Credit, such Eligible Supporting Letter of Credit Provider, or (y) with respect to any Insured Receivable, the related Eligible Credit Insurance Provider) (i) that is organized in or that has a head office (domicile), registered office, and chief executive office located in a country that is not the United States or a Sanctioned Country (or (x) with respect to an Eligible Credit Insurance Provider, the country in which the office from which it is obligated to make payment with respect to such Eligible Credit Insurance is located or (y) with respect to an Eligible Supporting Letter of Credit Provider, the country in which the office from which it is obligated to make payment with respect to such Eligible Supporting Letter of Credit is located), and (ii) the Contract that gave rise to such Receivable is governed by the respective laws of a state, territory, district, commonwealth, or possession of the United States of America.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a)               the Obligor of which is: (i) either a U.S. Obligor or an Eligible Foreign Obligor; (ii) not a Governmental Authority; (iii) not a Sanctioned Person; (iv) not subject to any Insolvency Proceeding; (v) not an Affiliate of the Borrower, the Servicer, the Performance Guarantor, the Parent or any Originator; (vi) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding fifty percent (50.00%) of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (vii) not a natural person and (ix) not a material supplier to any Originator or an Affiliate of a material supplier;

(b)               [reserved];

(c)               that is denominated and payable only in Dollars in the United States of America, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Collection Account in the United States of America;

(d)               that does not have a due date which is more than sixty (60) days after the original invoice date of such Receivable;

(e)               that (i) arises under a Contract for the sale of goods or services on an arm’s-length basis in the ordinary course of the applicable Originator’s business and (ii) does not constitute a loan or other similar financial accommodation being provided by the applicable Originator;

(f)                that arises under a Contract that (i) is in full force and effect, (ii) is governed by the law of the United States of America or of any State thereof, (iii) is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law and (iv) the payments thereunder are free and clear of any withholding Taxes;

(g)               that has been transferred by an Originator to the Borrower pursuant to the Sale and Contribution Agreement with respect to which transfer all conditions precedent under the Sale and Contribution Agreement have been met;

(h)               that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws;

(i)                with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Sale and Contribution Agreement have been duly obtained, effected or given and are in full force and effect;

(j)                 that is not subject to any right of rescission, set-off, counterclaim, any other defense against the applicable Originator (or any assignee of such Originator) or Adverse Claim, and the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable; provided that only the portion of such Receivable subject to such right of rescission, set-off, counterclaim, or other defense or Adverse Claim shall be ineligible;

(k)               that satisfies all applicable requirements of the Credit and Collection Policy;

(l)                that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 9.02 of this Agreement;

(m)              in which the Borrower owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Obligor);

(n)               for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(o)               that (x) constitutes an “account” or “general intangible” (as defined in the UCC), (y) is not evidenced by instruments or chattel paper and (z) does not constitute, or arise from the sale of, as-extracted collateral (as defined in the UCC);

(p)               that is neither a Defaulted Receivable nor a Delinquent Receivable;

(q)               for which no Originator, the Borrower, the Parent, the Performance Guarantor or the Servicer has established any offset or netting arrangements (including customer deposits and advance payments (including payments relating to unearned revenues)) with the related Obligor in connection with the ordinary course of payment of such Receivable; provided, that if such Receivable is subject to any offset or netting arrangements, only the portion of such Receivable attributable to such offset or netting arrangement shall be ineligible, and so long as no Level 1 Rating Event has occurred and is continuing an Obligor’s right to offset in respect of a liability then included in the Deferred Revenue Amount shall not render such Receivable (or the related portion thereof) ineligible;

(r)                that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or by the Borrower (other than the obligations of the applicable Originator with respect to standard warranties and indemnities related to the goods or services sold) and the related goods or merchandise shall have been shipped and/or services performed, other than, in the case of an Eligible Unbilled Receivable, the billing or invoicing of such Receivable; provided, that if such Receivable is subject to the performance of additional services, only the portion of such Receivable attributable to such additional services shall be ineligible;

(s)               which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(t)                which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(u)               for which the related Originator has recognized the related revenue on its financial books and records in accordance with GAAP;

(v)               for which neither the related Originator nor any Affiliate thereof is holding any deposits received by or on behalf of the related Obligor; provided that only the portion of such Pool Receivable in an amount equal to such deposits shall be ineligible; and

(w)              for which an invoice has been issued or, if such Receivable is an Unbilled Receivable, is an Eligible Unbilled Receivable.

“Eligible Supporting Letter of Credit” means, with respect to any Pool Receivables of an Obligor, an unconditional (except for any draft or documentation required to be presented as a condition to drawings thereunder), irrevocable standby or commercial letter of credit, at all times in form and substance reasonably acceptable to the Administrative Agent in its sole discretion, issued or confirmed by an Eligible Supporting Letter of Credit Provider, which letter of credit (a) supports the payment of such Pool Receivable, (b) names the Originator of such Pool Receivable as the sole beneficiary thereof and (c) is payable in Dollars. In the event that any Eligible Supporting Letter of Credit is drawn on with respect to a Pool Receivable and the Borrower or related Originator is required to subrogate or assign its rights, claims, guaranties, security, collateral or defenses to the applicable Eligible Supporting Letter of Credit Provider in respect of such Pool Receivable or in respect of any Eligible Supporting Letter of Credit issued by an Eligible Supporting Letter of Credit Provider (in circumstances where a confirmation issued in respect of that Eligible Supporting Letter of Credit is drawn on with respect to a Pool Receivable), the Borrower shall (and the Servicer shall cause the Borrower to) so subrogate or assign such rights, claims, guaranties, security, collateral or defenses in accordance with the terms of such Eligible Supporting Letter of Credit (or take such steps as are necessary so that the related Originator can effect such subrogation or assignment in accordance with such terms). Simultaneously with receipt of such a payment in a Collection Account and upon such subrogation or assignment, the Administrative Agent shall be automatically deemed to have released and reconveyed to the Borrower, and the Borrower shall be automatically deemed to have released and reconveyed to the related Originator, any ownership or security interest it may have hereunder or otherwise (in the Administrative Agent’s case, on behalf of itself and the Lenders) in such rights, claims, guaranties, security, collateral or defenses so subrogated or assigned, to the extent necessary to permit such subrogation or assignment and shall execute such documents to evidence the same as shall be reasonably requested by the Borrower, in each case at the sole expense of the Borrower; provided, however, that (x) the Administrative Agent shall not be deemed to have released any such security interest it may have in related rights under such Eligible Supporting Letter of Credit which has been drawn on (including, without limitation, any right of the Borrower to receive ratable or other allocations of Collections or other recoveries in respect of the related Pool Receivables) and (y) any release of claims or interests in any Receivable by the Borrower or any Originator to the applicable Eligible Supporting Letter of Credit Provider in an exchange for payment of an amount less than the Outstanding Balance of the related Receivable shall constitute a reduction to the Outstanding Balance of such Receivable by the Borrower or applicable Originator and the amount of any such reduction shall be a Deemed Collection payable pursuant to Section 4.01.

“Eligible Supporting Letter of Credit Provider” means a bank so designated in writing by the Administrative Agent to the Servicer (in the sole discretion of the Administrative Agent); provided that at any time after the long-term unsecured senior debt obligation of such bank is withdrawn or falls below a rating of (a) “BBB-” by S&P on its long-term senior unsecured and uncredit-enhanced debt securities, or (b) “Baa3” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities, that the Administrative Agent may revoke (in its sole discretion) any such designation by written notice, which revocation shall be effective on the date so designated, and on such effective date, each letter of credit issued or confirmed by such bank shall cease to be an Eligible Supporting Letter of Credit.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable that would otherwise be an Eligible Receivable if not more than thirty (30) days have expired since the date such Unbilled Receivable arose.

“EnLink Credit Agreement” means that certain Revolving Credit Agreement, dated as of December 11, 2018, by and among, inter alios, Parent, as borrower, and Bank of America, N.A., as administrative agent, as it may be amended, restated or otherwise modified from time to time, and any successor or replacement agreement with banks or other financial institutions that provides for revolving loans to Parent.

“EnLink Group” means, collectively, EnLink Midstream, LLC together with the rest of its consolidated subsidiaries.

“EnLink Manager” means EnLink Midstream Manager, LLC, a Delaware limited liability company, and its successors and assigns as managing member of EnLink Midstream, LLC or as the business entity with the ultimate authority to manage the business and operations of EnLink Midstream, LLC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) of the Code or Section 4001(b) of ERISA.

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding.

“Event of Default” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Excess Concentration” means the sum of the following amounts, without duplication:

(a)               the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) an amount equal to (x) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less (y) the First Purchaser Liability (if any) allocable to such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(b)               the excess (if any) of (i) (x) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors, less (y) the First Purchaser Liability (if any) allocable to such Eligible Foreign Obligors, over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(c)               the excess (if any) of (i) the aggregate Contra Account Amounts of all Obligors for which neither such Obligor nor any of its Affiliates has a formal netting arrangement with any Originator or any of its Affiliates (to the extent such arrangement permits such Obligor or any of its Affiliates to offset amounts owed in respect of Receivables against amounts owed by an Originator or an Affiliate of any Originator to such Obligor or any of its Affiliates), over (ii) the product of (x)(A) at any time on or after the occurrence and during the continuance of a Level 1 Ratings Event, 0.00%, or (B) at any other time, 10.00% (or such other percentage as determined from time to time by the Administrative Agent (in its sole discretion) with prior written notice to the Borrower), multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

provided that, for purposes of determining the “Excess Concentration” pursuant to clauses (a), and (b) above, with respect to any Eligible Receivable that is supported by an Eligible Supporting Letter of Credit or is an Insured Receivable, the “Obligor” thereof shall be deemed to be the related Eligible Supporting Letter of Credit Provider or Eligible Credit Insurance Provider, as applicable, (and, with respect to any Eligible Receivable that is supported by an Eligible Supporting Letter of Credit or is an Insured Receivable, such Obligor shall be deemed to be organized under the laws of the country in which the office from which it is obligated to make payment with respect to such Eligible Supporting Letter of Credit or Eligible Credit Insurance is located); provided, further, that (x) if any Pool Receivable is partially supported by an Eligible Supporting Letter of Credit, then the “Obligor” thereof shall be deemed to be (i) with respect to the Unsupported Outstanding Balance of such Pool Receivable, the Obligor of such Pool Receivable and (ii) with respect to the Supported Outstanding Balance of such Pool Receivable, the related Eligible Supporting Letter of Credit Provider and (y) with respect to any Insured Receivable, the “Obligor” thereof shall be deemed to be (i) with respect to the Insured Amount of the Outstanding Balance of any Insured Receivable, the related Eligible Credit Insurance Provider and (ii) with respect to the remaining Outstanding Balance, if any, the Obligor of such Insured Receivable.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires an interest in the Loan or Commitment (for the avoidance of doubt, including, without limitation, by funding such Loan or becoming a party to this Agreement) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Sections 5.03(f), (g) or (i), and (d) any withholding Taxes imposed pursuant to FATCA.

“Exiting Lender” has the meaning set forth in Section 2.02(g).

“Facility Limit” means $250,000,000 as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement, treaty or convention entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement, treaty or convention.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate”. If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Maturity Date” means the date that (i) is ninety (90) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital and all other Borrower Obligations become due and payable pursuant to Section 10.01.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) all Borrower Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made), (iii) all other amounts owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full (other than contingent indemnification obligations for which no claim has been made) and (iv) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“First Purchaser Liability” means, on any day, an amount equal to (a) so long as no Level 2 Ratings Event is continuing, then zero ($0.00) or (b) if a Level 2 Ratings Event has occurred and is continuing, upon the election of the Administrative Agent in its sole discretion, then the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool that are subject to First Purchaser Liens.

“First Purchaser Lien” means, with respect to any Receivable that arises (in whole or in part) from an Originator’s sale of oil, gas or other minerals for which such Originator was the first purchaser, (a) any Lien on such Receivable in favor of any owner or holder (or its assignees) of an interest in such oil, gas or other minerals, which Lien secures the obligations of the first purchaser of such oil, gas or other minerals, and (b) any Lien on such Receivable in favor of a Governmental Authority, which Lien secures the payment of royalties or taxes that are paid or required to be paid as a result of the first purchase of such oil, gas or other minerals. For the avoidance of doubt and as examples without limitation, Liens on Receivables that arise pursuant to Section 9-343 of the Texas UCC, Section 594.3 of the Oklahoma Oil and Gas Statute (52 OK Stat § 52-549.3 (2019)) or the New Mexico Oil and Gas Products Lien Act (NM Stat §§48-9-1 – 48-9-8 (2019)) shall constitute First Purchaser Liens.

“Fiscal Month” means each calendar month.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“GIP” means Global Infrastructure Partners III-A/B, L.P., Global Infrastructure Partners III-C Intermediate, L.P., Global Infrastructure Partners III-C2 Intermediate, L.P., Global Infrastructure Partners III-C Stetson AIV, L.P. and each of their Affiliates, and any funds, partnerships or other investment vehicles Controlled by them or their Affiliates (excluding in each case, any portfolio companies).

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) shall be deemed to have the rating from each of S&P and Moody’s as determined in accordance with the rules of construction found in Section 1.02, and such deemed rating shall be used for the purposes of whether such rating satisfies clauses (a) and (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group B Obligor” or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” to “A” by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) shall be deemed to have the rating from each of S&P and Moody’s as determined in accordance with the rules of construction found in Section 1.02, and such deemed rating shall be used for the purposes of whether such rating satisfies clauses (a) and (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor” or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” to “BBB” by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) shall be deemed to have the rating from each of S&P and Moody’s as determined in accordance with the rules of construction found in Section 1.02, and such deemed rating shall be used for the purposes of whether such rating satisfies clauses (a) and (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor” or “Group B Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor or a Group B Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided that any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is rated by neither Moody’s nor S&P shall be a Group D Obligor.

“Guaranty” means, with respect to any Person, any obligation of such Person guarantying or in effect guarantying any Debt, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document (other than the Sale and Contribution Agreement, each Intercompany Loan Agreement and any Credit Insurance Policy) and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Director” has the meaning set forth in Section 8.03(c).

“Information Package” means a report, in substantially the form of Exhibit F.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Insured Amount” means, with respect to any Insured Receivable, the excess, if any, of (a) the Outstanding Balance of such Receivable, over (b) the total amount of deductibles and coinsurance with respect to a claim in an amount equal to the Outstanding Balance of such Insured Receivable and such other amounts as reasonably determined by the Administrative Agent (in its sole and absolute discretion) likely to diminish any recovery for a related claim under the related Eligible Credit Insurance (including, without limitation, fees associated with claims, any discount to present value based on the expected timing of such recovery, other “haircut” amounts based on the likelihood of recovery under the related Eligible Credit Insurance or proportionate reductions in circumstances in which a Credit Insurance Policy is issued by multiple insurers and one or more insurers in the syndicate (considered individually) is not an Eligible Credit Insurance Provider).

“Insured Receivable” means each Receivable of an Obligor for which the Outstanding Balance (when aggregated with each other Receivable owing by such Obligor that was originated prior to such Receivable) is less than or equal to the then-effective maximum amount available for payments established for such Obligor for all claims relating to such Obligor during the related policy period under and pursuant to Eligible Credit Insurance; provided that no Receivable shall constitute an Insured Receivable at any time the Credit Insurance Policy relating thereto shall cease to constitute Eligible Credit Insurance; provided, further, that no Receivable shall constitute an Insured Receivable unless (a) such Receivable and the related Contract (pursuant to its express terms) is governed by the laws of the United States and (b) under such related Contract, the related Obligor expressly submits to the jurisdiction of the courts or binding arbitration body, in either case, in the United States for purposes of any litigation, arbitration or similar proceeding with respect to any dispute regarding such Receivable.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Intercompany Loan” has the meaning set forth in the Sale and Contribution Agreement.

“Intercompany Loan Agreement” has the meaning set forth in the Sale and Contribution Agreement.

“Interest” means, for each Loan for any day during any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03(b).

“Interest Period” means, with respect to each Loan, (a) before the Termination Date: (i) initially, the period commencing on the date such Loan is made pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) or, in the absence of any such selection, each period of thirty (30) days from the last day of the preceding Interest Period.

“Interest Rate” means, for any day in any Interest Period for any Loan (or any portion of Capital thereof):

(a)       subject to Sections 5.04 and 5.06 and so long as no Event of Default has occurred and is continuing on such day, LMIR or Adjusted LIBOR as determined pursuant to Section 2.05; provided, however, that the Interest Rate applicable to any LIBOR Loan that is not advanced on a Tranche Reset Date shall be LMIR for each day during the initial Interest Period applicable to such Loan from the date such Loan is made pursuant to Section 2.01 until the next occurring Tranche Reset Date; or

(b)       for any day while an Event of Default has occurred and is continuing, an interest rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the interest rate per annum determined for such Loan and such day pursuant to clause (a) above and (ii) the Base Rate in effect on such day; provided, however, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; provided, further, however, that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Lenders” means PNC and each other Person that is or becomes a party to this Agreement in the capacity of a “Lender”.

“Level 1 Ratings Event” means at any time Parent has (a) a Long-term Issuer Credit Rating by S&P below “BB-” or (b) a Long-term Corporate Family Rating by Moody’s below “Ba3”.

“Level 2 Ratings Event” means at any time Parent (a) has a Long-term Issuer Credit Rating by S&P below “B”, (b) has a Long-term Corporate Family Rating by Moody’s below “B2” or (c) is no longer rated by both S&P and Moody’s.

“LIBOR Loan” means any Loan accruing Interest at Adjusted LIBOR.

“Lien” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given and whether or not evidenced by a filed financing statement, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Linked Account” means any controlled disbursement account, controlled balance account or other deposit account maintained by a Collection Account Bank for the Parent, Performance Guarantor, Servicer, Originator or any Affiliate thereof and linked to any Collection Account by a zero balance account connection or other automated funding mechanism or controlled balance arrangement.

“LMIR” means for any day during any Interest Period, the interest rate per annum determined by the Administrative Agent (which determination shall be conclusive absent manifest error) by dividing (i) the one-month eurodollar rate for Dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in Dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of LMIR may also be expressed by the following formula:

One-month Eurodollar rate for Dollars

shown on the Reuters Screen LIBOR01 Page or appropriate successor

LMIR            =

1.00 - Euro-Rate Reserve Percentage

LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. Notwithstanding the foregoing, if LMIR as determined herein would be less than 0.375% per annum, such rate shall be deemed to be 0.375% per annum for purposes of this Agreement.

“Loan” means any loan made by a Lender pursuant to Article II.

“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 2.02(a).

“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Loss Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1.00%, with 5/1000th of 1.00% rounded upward) computed as of the last day of such Fiscal Month by dividing:

(a)       the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) originated by the Originators during the five (5) most recent Fiscal Months; by

(b)       the Net Receivables Pool Balance as of such date.

“Loss Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1.00%, with 5/1000th of 1.00% rounded upward) of (a) 2.50, multiplied by (b) the highest average of the Default Ratios for any three (3) consecutive Fiscal Months during the twelve (12) most recent Fiscal Months, multiplied by (c) the Loss Horizon Ratio.

“Majority Lenders” means the Lenders representing more than fifty percent (50.00%) of the aggregate Commitments of all Lenders (or, if the Commitments have been terminated, the Lenders representing more than fifty percent (50.00%) of the aggregate outstanding Capital held by all the Lenders).

“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Borrower, individually, and the Servicer, the Performance Guarantor and the Originators in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:

(a)       the assets, operations, business or financial condition of the Borrower, individually, and the Servicer, the Performance Guarantor and the Originators, taken as a whole;

(b)       the ability of the Borrower, the Servicer, the Performance Guarantor or any Originator to perform its material obligations, if any, under this Agreement or any other Transaction Document to which it is a party;

(c)       the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability or collectability of any material portion of the Pool Receivables;

(d)       the status, perfection, enforceability or priority of the Administrative Agent’s security interest in the Collateral; or

(e)       the rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral.

“Minimum Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1.00%, with 5/1000th of 1.00% rounded upward) of (a) the average of the Dilution Ratios for the twelve (12) most recent consecutive Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Minimum Funding Threshold” means, on any day, an amount equal to the lesser of (a) the product of (i) 70.00% times (ii) the Facility Limit at such time, (b) the Borrowing Base at such time and (c) after the occurrence and during the continuance of a Specified Paydown Event, $0.00.

“Monthly Settlement Date” means the twenty-eighth (28th) day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, the Servicer, any Originator, the Performance Guarantor, the Parent or any of their respective ERISA Affiliates (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration, minus (c) the First Purchaser Liability.

“Non-Sales Taxes” means all Taxes other than Sales Taxes.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates at such time less the amount (if any) at such time included in the calculation of the Excess Concentration with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Originator” and “Originators” have the meaning set forth in the Sale and Contribution Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case in accordance with the Sale and Contribution Agreement.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means any and all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, filing, recording, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise in respect of, this Agreement or the other Transaction Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Parent” means EnLink Midstream, LLC, a Delaware limited liability company.

“Parent Group” has the meaning set forth in Section 8.03(c).

“Participant” has the meaning set forth in Section 14.03(d).

“Participant Register” has the meaning set forth in Section 14.03(e).

“PATRIOT Act” has the meaning set forth in Section 14.15.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA with respect to which any Originator, the Borrower, the Servicer, the Performance Guarantor, the Parent or any of their respective ERISA Affiliates may have any liability, contingent or otherwise.

“Percentage” means, at any time of determination, with respect to any Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans being funded by the Lenders at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Lenders at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.

“Performance Guarantor” means EnLink Midstream, LLC, a Delaware limited liability company.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Lien” means (i) any Lien solely to the extent in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties), (ii) solely to the extent permitted by any Account Control Agreement, the rights of any Collection Account Bank arising in the Collections under such Account Control Agreement, (iii) liens for Taxes, fees, assessments and other governmental charges (a) that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP or (b) that are not delinquent and (iv) any First Purchaser Lien on any Pool Receivable or any Related Security with respect to such Pool Receivable solely to the extent both (x) such First Purchaser Lien existed upon origination of such Pool Receivable and (y) such First Purchaser Lien and the amount thereof has been accurately reported in each Information Package delivered hereunder since such Pool Receivables was first included in the Receivables Pool.

“Permitted Linked Account” means the account with account number 4013361829 held at Wells Fargo Bank, National Association in the name of EMO.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or any Governmental Authority.

“Plan Assets” means “plan assets” as defined in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Lender and its related Capital, the portion of such Capital being funded or maintained by such Lender by reference to a particular interest rate basis.

“Qualifying Owners” means GIP and its Subsidiaries.

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Borrower (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees, Sales Taxes and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrower pursuant to the Sale and Contribution Agreement prior to the Termination Date.

“Register” has the meaning set forth in Section 14.03(b).

“Related Rights” has the meaning set forth in Section 1.1 of the Sale and Contribution Agreement.

“Related Security” means, with respect to any Receivable:

(a)       all of the Borrower’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;

(b)       all instruments and chattel paper that may evidence such Receivable;

(c)       all letter of credit rights, other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)       solely to the extent applicable to such Receivable, all of the Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including any Eligible Credit Insurance or Eligible Supporting Letter of Credit and any other supporting letter of credit or any proceeds of any drawings thereunder, and the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise including, without limitation, any Credit Insurance Policy covering all or any portion of such Receivable;

(e)       all records of the Borrower and each Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC);

(f)       all of the Borrower’s rights, interests and claims under the Sale and Contribution Agreement and the other Transaction Documents; and

(g)       all Collections and other proceeds (as defined in the UCC) of any of the foregoing.

“Release” has the meaning set forth in Section 4.01(a).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate of the Borrower, the Servicer, any Originator, the Performance Guarantor, or the Parent which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Capital Amount” means, at any time of determination, an amount equal to the product of (a) the sum of (i) the Yield Reserve Percentage, plus (ii) the Loss Reserve Percentage, plus (iii) the Dilution Reserve Percentage, multiplied by (b) the Net Receivables Pool Balance at such time; provided, however, that solely for such purpose, the definitions of “Dilution Reserve Percentage” and “Loss Reserve Percentage” shall be modified by substituting the references to “2.50” therein with references to “1.50”.

“Restricted Payments” has the meaning set forth in Section 8.01(r).

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Collection Account with respect to the full Outstanding Balance of the related Receivables.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sale and Contribution Agreement” means the Sale and Contribution Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Sale and Contribution Termination Event” has the meaning set forth in the Sale and Contribution Agreement.

“Sales Taxes” means sales, use or similar Taxes that are (i) imposed in connection with the sale of goods or services rendered, (ii) payable in connection with the Receivables and their creation and satisfaction and (iii) required by Applicable Law to be remitted by an Originator or the Borrower to a Governmental Authority. For the avoidance of doubt, “Sales Taxes” shall not include any Taxes imposed on or with respect to payments of Capital, Interest, or Fees under this Agreement.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law, including any such country identified on the list maintained by OFAC and available at: http://www.treasury.gov/resource-center/sanctions/ Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (i) A person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at: http://www.treasury.gov/ resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (iii) any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Scheduled Termination Date” means October 20, 2023, as such date may be extended from time to time pursuant to Section 2.02(g).

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Interest or Fees, (i) so long as no Event of Default has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Lenders) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Special Concentration Limit” has the meaning set forth in the definition of Concentration Percentage.

“Special Obligor” has the meaning set forth in the definition of Concentration Percentage.

“Specified Paydown Event” means the occurrence of any of the following: (i) an Event of Default or Unmatured Event of Default pursuant to Section 10.01(f) or (ii) the Borrower or the Servicer reasonably believes that an Event of Default pursuant to Section 10.01(f) will occur within the next thirty (30) days as specified by the Borrower or the Servicer by written notice to the Administrative Agent setting forth in reasonable detail the calculations to support such notice.

“Specified Pool Receivables” has the meaning set forth in the Fee Letter.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) for the election of the board of directors or other governing body of such entity are at the time owned, or management of which is otherwise controlled, or both: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Supported Outstanding Balance” means, for any Receivable at any time that is supported in whole or in part by an Eligible Supporting Letter of Credit, the lesser of (a) the Outstanding Balance of such Receivable and (b) the face amount of such Eligible Supporting Letter of Credit.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, and additions to tax with respect thereto.

“Terminating Originator” has the meaning set forth in Section 8.3 of the Sale and Contribution Agreement.

“Terminating Originator Effective Date” has the meaning set forth in Section 8.3 of the Sale and Contribution Agreement.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Total Reserves” means, at any time of determination, an amount equal to the product of (i) the sum of: (a) the Yield Reserve Percentage, plus (b) the greater of (I) the sum of the Concentration Reserve Percentage, plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage, plus the Dilution Reserve Percentage, times (ii) the Net Receivables Pool Balance at such time.

“Tranche Period” means, with respect to any LIBOR Loan, a period of one, two, three or six months selected by the Borrower pursuant to Section 2.05. Each Tranche Period shall commence on a Tranche Reset Date and end on (but not including) the day which corresponds numerically to such Tranche Reset Date occurring one, two, three or six calendar months thereafter, as selected by the Borrower pursuant to Section 2.05; provided, however, that if the date any Loan made pursuant to Section 2.01 is not a Tranche Reset Date, the initial Tranche Period for such Loan shall commence on the date such Loan is made pursuant to Section 2.01 and end on the next Tranche Reset Date occurring after the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such initial Tranche Period; provided, further, that if any Tranche Period would end after the Termination Date, such Tranche Period (including a period of one day) shall end on the Termination Date.

“Tranche Reset Date” means, with respect to any LIBOR Loan, the Business Day on which the Borrower elects to change or continue the type of Interest Rate and/or Tranche Period borne by such LIBOR Loan pursuant to Section 2.05; provided, however, that there shall not be more than one (1) Tranche Reset Date for any Fiscal Month.

“Transaction Documents” means this Agreement, the Sale and Contribution Agreement, the Account Control Agreements, the Fee Letter, each Intercompany Loan Agreement, the Performance Guaranty, any Credit Insurance Policy and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

“Unsupported Outstanding Balance” means, for any Receivable at any time, (a) the then Outstanding Balance of such Receivable, less (b) the Supported Outstanding Balance for such Receivable.

“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weekly Report” means a report, in substantially the form of Exhibit J.

“WF Deposit Account Control Agreement” means that certain deposit account control agreement, dated on or about the Closing Date, by and among the Borrower, the Servicer, the Administrative Agent and Wells Fargo Bank, National Association.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Reserve Percentage” means, at any time of determination (expressed as a percentage and rounded to the nearest 1/100th of 1.00%, with 5/1000th of 1.00% rounded upward):

1.50 x DSO x (BR + SFR)
360

where:

BR	= the Base Rate at such time;

DSO	= the Days’ Sales Outstanding for the most recently ended Fiscal Month; and

SFR	= the Servicing Fee Rate.

SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article”, “Section”, “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof”, “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “include” or “including” means “includes, without limitation,” or “including, without limitation,”, as applicable; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive. If both short-term and long-term ratings exist for an Obligor, short-term ratings will be used. If only one short-term rating exists for an Obligor, that rating will be used. If no short-term ratings and only one long-term rating exists for an Obligor, that rating will be used. If S&P and Moody’s ratings for an Obligor indicate a different group, the higher of the ratings will be used.

ARTICLE II

TERMS OF THE LOANS

SECTION 2.01. Loan Facility. Upon a request by the Borrower pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, each Lender shall, ratably in accordance with its respective Commitment, severally and not jointly, make Loans to the Borrower from time to time during the period from the Closing Date to the Termination Date. Under no circumstances shall any Lender be obligated to make any such Loan if, after giving effect to such Loan:

(i)                 the Aggregate Capital would exceed the Facility Limit at such time;

(ii)              the aggregate outstanding Capital of such Lender would exceed its Commitment; or

(iii)            the Aggregate Capital would exceed the Borrowing Base at such time.

SECTION 2.02. Making Loans; Repayment of Loans. (a) Each Loan hereunder shall be made on at least one (1) Business Day’s prior written request from the Borrower to the Administrative Agent and each Lender in the form of a Loan Request attached hereto as Exhibit A. Each such request for a Loan shall be made no later than 3:00 p.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Loan(s) requested (which shall not be less than $100,000 and shall be an integral multiple of $100,000), (ii) the allocation of such amount among the Lenders (which shall be ratable based on the Commitments), (iii) the account to which the proceeds of such Loan shall be distributed and (iv) the date such requested Loan is to be made (which shall be a Business Day).

(b)               On the date of each Loan specified in the applicable Loan Request, the Lenders shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Borrower in same day funds an aggregate amount equal to the amount of such Loans requested, at the account set forth in the related Loan Request.

(c)               Each Lender’s obligation shall be several, such that the failure of any Lender to make available to the Borrower any funds in connection with any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make funds available on the date such Loans are requested (it being understood, that no Lender shall be responsible for the failure of any other Lender to make funds available to the Borrower in connection with any Loan hereunder).

(d)               The Borrower shall repay in full the outstanding Capital of each Lender on the Final Maturity Date. Prior thereto, the Borrower shall, on each Settlement Date, make a prepayment of the outstanding Capital of the Lenders to the extent required under Section 4.01 and otherwise in accordance therewith. Notwithstanding the foregoing, the Borrower, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Capital of the Lenders on any Business Day upon one (1) Business Day’s prior written notice thereof to the Administrative Agent in the form of a Reduction Notice attached hereto as Exhibit B; provided, however, that (i) each such prepayment shall be in a minimum aggregate amount of $100,000 or any higher multiple thereof, (ii) the Borrower shall not provide any Reduction Notice, and no such Reduction Notice shall be effective, if after giving effect thereto, the Aggregate Capital at such time would be less than an amount equal to the Minimum Funding Threshold and (iii) any accrued Interest and Fees in respect of such prepaid Capital shall be paid on the immediately following Settlement Date; provided, however that notwithstanding the foregoing, a prepayment may be in an amount necessary to reduce any Borrowing Base Deficit existing at such time to zero.

(e)               The Borrower may, at any time upon at least five (5) Business Days’ prior written notice to the Administrative Agent and each Lender, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $100,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Lender shall be ratably reduced and, in connection with the termination in whole of the Facility Limit, the Commitment of each Lender shall be terminated in whole.

(f)                In connection with any reduction of the Commitments, the Borrower shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Lenders, cash in an amount sufficient to pay (A) Capital of each Lender in excess of the Commitment of such Lender and (B) all other outstanding Borrower Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Borrower Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Borrower Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Lenders.

(g)               Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, the Borrower may from time to time advise the Administrative Agent in writing of its desire to extend the Scheduled Termination Date for an additional 364 day period, provided that such request is made not more than one hundred twenty (120) days prior to, and not less than sixty (60) days prior to, the then current Scheduled Termination Date. The Administrative Agent and each Lender shall notify the Borrower and the Administrative Agent in writing whether or not such Person is agreeable to such extension (it being understood that the Administrative Agent and the Lenders may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than thirty (30) days prior to the then current Scheduled Termination Date; provided, however, that if the Administrative Agent or any Lender fails to so notify the Borrower and the Administrative Agent, the Administrative Agent or such Lender, as the case may be, shall be deemed to have declined such extension. In the event that the Administrative Agent and one or more Lenders have so notified the Borrower and the Administrative Agent in writing that they are agreeable to such extension, the Borrower, the Servicer, the Administrative Agent and the applicable Lenders shall enter into such documents as the Administrative Agent and the applicable Lenders may deem necessary or appropriate to effect such extension, and all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and the applicable Lenders in connection therewith (including Attorney Costs) shall be paid by the Borrower. In the event any Lender declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Lender shall be an “Exiting Lender” for all purposes of this Agreement.

SECTION 2.03. Interest and Fees.

(a)               On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Lender, the Administrative Agent and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower and/or the Lenders and/or the Administrative Agent and/or the Structuring Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

(b)               Each Loan of each Lender and the Capital thereof shall accrue interest on each day when such Capital remains outstanding at the then applicable Interest Rate for such Loan. The Borrower shall pay all Interest (including, for the avoidance of doubt, all Interest accrued on LIBOR Loans during an Interest Period regardless of whether the applicable Tranche Period has ended), Fees and Breakage Fees accrued during each Interest Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.

SECTION 2.04. Records of Loans. Each Lender shall record in its records, the date and amount of each Loan made by such Lender hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Subject to Section 14.03(b), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the other Transaction Documents to repay the Capital of each Lender, together with all Interest accruing thereon and all other Borrower Obligations.

SECTION 2.05. Selection of Interest Rates and Tranche Periods.

(a)               Subject to the following sentence, each Loan shall bear interest initially at LMIR. Thereafter, so long as no Event of Default has occurred and is continuing, the Borrower may from time to time elect to change or continue the type of Interest Rate and/or Tranche Period borne by each Loan or, subject to the minimum amount requirement for each outstanding Loan set forth in Section 2.02, a portion thereof by notice to the Administrative Agent not later than 11:00 a.m. (New York City time), one (1) Business Day prior to the expiration of any Tranche Period or Interest Period, as applicable; provided, that there shall not be more than three (3) LIBOR Loans outstanding hereunder at any one time; provided, further, that for the avoidance of doubt, any change from LMIR to Adjusted LIBOR and/or any change to a Tranche Period applicable to a Loan that did not occur on a Tranche Reset Date shall not be effective until the Tranche Reset Date occurring after the date of such request. Any such notices requesting the continuation or conversion of a Loan to the Administrative Agent may be given by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent).

(b)               If, by the time required in Section 2.05(a), the Borrower fails to select a Tranche Period or Interest Rate for any Loan, such Loan shall automatically accrue Interest at LMIR for the next occurring Interest Period.

SECTION 2.06. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)               The Unused Fee (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.

(b)               The Commitment and Capital of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 14.01); provided, that, except as otherwise provided in Section 14.01, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby (if such Lender is directly affected thereby).

(c)               In the event that the Administrative Agent and the Borrower each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders or take such other actions as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its percentage of the aggregate Commitments of all Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender, and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

[Reserved]

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01. Settlement Procedures.

(a)               The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, after the occurrence and during the continuance of a Level 2 Ratings Event or an Event of Default, if so requested by the Administrative Agent, segregate in a separate account designated by the Administrative Agent, which shall be an account controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Borrower or received in any Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the Servicer may release to the Borrower from such Collections the amount (if any) necessary to pay (i) the purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Sale and Contribution Agreement or (ii) amounts owing by the Borrower to the Originators under the Intercompany Loans (each such release, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i)                 first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Interest Period (plus, if applicable, the amount of Servicing Fees payable for any prior Interest Period to the extent such amount has not been distributed to the Servicer);

(ii)              second, to each Lender and other Credit Party (ratably, based on the amount then due and owing), all accrued and unpaid Interest, Fees and Breakage Fees due to such Lender and other Credit Party for the immediately preceding Interest Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Interest, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Interest Period to the extent such amount has not been distributed to such Lender or Credit Party;

(iii)            third, as set forth in clause (x), (y) or (z) below, as applicable:

(x)       prior to the occurrence of the Termination Date, to the extent that a Borrowing Base Deficit exists on such date, to the Lenders (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Borrowing Base Deficit to zero ($0);

(y)       on and after the occurrence of the Termination Date, to each Lender (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment in full of the aggregate outstanding Capital of such Lender at such time; or

(z)       prior to the occurrence of the Termination Date, at the election of the Borrower and in accordance with Section 2.02(d), to the payment of all or any portion of the outstanding Capital of the Lenders at such time (ratably, based on the aggregate outstanding Capital of each Lender at such time);

(iv)             fourth, to the Exiting Lender (based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to such Exiting Lender;

(v)               fifth, to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the Borrower to the Credit Parties, the Affected Persons and the Borrower Indemnified Parties; and

(vi)             sixth, the balance, if any, to be paid to the Borrower for its own account.

(b)               All payments or distributions to be made by the Servicer, the Borrower and any other Person to the Lenders (or their respective related Affected Persons and the Borrower Indemnified Parties), shall be paid or distributed to the applicable party to which such amounts are owed.

(c)               If and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Credit Party, such Affected Person or such Borrower Indemnified Party, as the case may be, shall have a claim against the Borrower for such amount. For the avoidance of doubt, the preceding sentence is not intended to address Non-Sales Tax.

(d)               For the purposes of this Section 4.01:

(i)                 if on any Business Day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Borrower, any Originator, the Servicer or any Affiliate of the Servicer, or any setoff, counterclaim or dispute between or among the Borrower or any Affiliate of the Borrower, an Originator or any Affiliate of an Originator, or the Servicer or any Affiliate of the Servicer, and an Obligor, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

(ii)              if on any Business Day the representations and warranties in Section 7.01 are made and on such Business Day any representation and warranty in Section 7.01 is not true in all material respects with respect to any Pool Receivable, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in full (Collections deemed to have been received pursuant to this Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)            except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor (or Eligible Supporting Letter of Credit Provider or Credit Insurer, as applicable) of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables;

(iv)             if and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Borrower and, accordingly, such Person shall have a claim against the Borrower for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof; and

(v)               to the extent the Borrower receives or is deemed to receive any Deemed Collection pursuant to Section 4.01(d)(i) or (ii) above, and if a Borrowing Base Deficit shall exist at the time the Borrower is deemed to have received such Deemed Collection, or after giving effect to the event giving rise to such Deemed Collection a Borrowing Base Deficit would occur, the Borrower shall promptly (in any event, not later than the second Business Day following the Borrower’s receipt or deemed receipt of such Deemed Collection) pay (A) prior to the Termination Date, an amount equal to the amount necessary to cure such Borrowing Base Deficit, or (B) on or after the Termination Date such amounts in respect thereof, in each case to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Credit Parties for application pursuant to Section 4.01(a) (and, to the extent necessary to deposit any such amount, request any corresponding amount owing from an Originator or Servicer to the Borrower to the extent the Originator or the Servicer is responsible for the event giving rise to such Deemed Collection).

SECTION 4.02. Payments and Computations, Etc. (a) All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party hereunder shall be paid no later than 3:00 p.m. (New York City time) on the day when due in same day funds to the applicable party to which such amounts are due.

(b)               Each of the Borrower and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.50% per annum above the Base Rate, payable on demand.

(c)               All computations of interest under subsection (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY
INTEREST

SECTION 5.01. Increased Costs.

(a)               Increased Costs Generally. If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person (except any reserve requirement reflected in Adjusted LIBOR or LMIR);

(ii)              subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Collateral, this Agreement, any other Transaction Document, any Loan or any participation therein or (B) affecting its obligations or rights to make Loans;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent or a Lender hereunder, (B) funding or maintaining any Loan or (C) maintaining its obligation to fund or maintain any Loan, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person, the Borrower shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered; provided that no Affected Person shall make a demand for payment hereunder unless such Affected Person or any Affiliate thereof is also making or has made a demand for reimbursement under one or more other trade receivables securitization facilities so long as such Affected Person is recognizing such increased costs in one or more other credit or securitization facilities.

(b)               Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document, (C) the Loans made by such Affected Person, or (D) any Capital, to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person, the Borrower will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge; provided that no Affected Person shall make a demand for payment hereunder unless such Affected Person or any Affiliate thereof is also making or has made a demand for reimbursement under one or more other trade receivables securitization facilities.

(c)               [Reserved].

(d)               Certificates for Reimbursement. A certificate of an Affected Person setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 5.01 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate on the later of (i) first Settlement Date occurring after the Borrower’s receipt of such certificate and (ii) ten (10) Business Days after the Borrower’s receipt of such certificate.

(e)               Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increase costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.02. Funding Losses.

(a)               The Borrower will pay each Lender all Breakage Fees.

(b)               A certificate of a Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender, as specified in clause (a) above and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 4.01, pay such Lender the amount shown as due on any such certificate on later of (i) first Settlement Date occurring after the Borrower’s receipt of such certificate and (ii) ten (10) Business Days after the Borrower’s receipt of such certificate.

SECTION 5.03. Taxes.

(a)               Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document (other than the Sale and Contribution Agreement, each Intercompany Loan Agreement and any Credit Insurance Policy) shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03), the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)               Payment of Other Taxes by the Borrower. The Borrower shall timely pay (or cause to be paid) to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c)               Indemnification by the Borrower. The Borrower shall indemnify each Credit Party, within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (setting forth in reasonable detail the basis for the applicable Tax) delivered to the Borrower by a Credit Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Credit Party, shall be conclusive absent manifest error. For the avoidance of doubt, no such indemnity payment shall be required to the extent such indemnity payment would be duplicative of any additional amounts or indemnity paid pursuant to Section 5.03(a) or otherwise.

(d)               Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or any of their respective Affiliates that are Affected Persons (but only to the extent that the Borrower and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Borrower, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Lender or any of their respective Affiliates that are Affected Persons to comply with Section 14.03(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Lender or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e)               Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                Status of Affected Persons. (i) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.

(ii)              Without limiting the generality of the foregoing:

(A)             an Affected Person that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Affected Person becomes a party to this Agreement (and from time to time upon the reasonable request of the Borrower or the Administrative Agent), valid executed originals of Internal Revenue Service Form W-9 (or an applicable successor form) certifying that such Affected Person is exempt from U.S. federal backup withholding tax;

(B)              any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Affected Person), on or prior to the date on which such Affected Person becomes a party to this Agreement (and from time to time upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)               in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, valid executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or an applicable successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, valid executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or an applicable successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)               valid executed originals of Internal Revenue Service Form W-8ECI (or an applicable successor form);

(3)               in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate reasonably satisfactory to the Borrower to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower (or the Borrower’s regarded owner for U.S. federal income tax purposes) within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) valid executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or an applicable successor form); or

(4)               to the extent such Affected Person is not the beneficial owner, valid executed originals of Internal Revenue Service Form W-8IMY (or an applicable successor form), accompanied by Internal Revenue Service Form W-8ECI (or an applicable successor form), Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or an applicable successor form), a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9 (or an applicable successor form), and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C)              any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Affected Person becomes a party to this Agreement (and from time to time upon the reasonable request of the Borrower or the Administrative Agent), valid executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(g)               Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower, the Servicer and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)               Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Borrower Obligations and the Servicer’s obligations hereunder.

(i)                 Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(j)                 Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including, without limitation, solely for purposes of this paragraph (j), any credit in lieu of such refund) as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (j) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 5.04. Inability to Determine Adjusted LIBOR or LMIR; Change in Legality.

(a)               If any Lender shall have determined (which determination shall be conclusive and binding upon the parties hereto absent manifest error) on any day, by reason of circumstances affecting the interbank Eurodollar market, either that: (i) dollar deposits in the relevant amounts and for the relevant Interest Period or day, as applicable, are not available, (ii) adequate and reasonable means do not exist for ascertaining Adjusted LIBOR or LMIR for such Interest Period or day, as applicable, or (iii) Adjusted LIBOR or LMIR determined pursuant hereto does not accurately reflect the cost to such Lender (as conclusively determined by such Lender) of maintaining any Portion of Capital during such Interest Period or day, as applicable, such Lender shall promptly give telephonic notice of such determination, confirmed in writing, to the Administrative Agent and the Borrower on such day. Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at Adjusted LIBOR or LMIR unless and until such Lender shall have given notice to the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at Adjusted LIBOR or LMIR, such Interest Rate shall automatically and immediately be converted to the Base Rate.

(b)               If on any day any Lender shall have been notified by any Lender that such Lender has determined (which determination shall be final and conclusive absent manifest error) that any Change in Law, or compliance by such Lender with any Change in Law, shall make it unlawful or impossible for such Lender to fund or maintain any Portion of Capital at or by reference to Adjusted LIBOR or LMIR, such Lender shall notify the Borrower and the Administrative Agent thereof. Upon receipt of such notice, until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at or by reference to Adjusted LIBOR or LMIR and (ii) the Interest Rate for any outstanding Portion of Capital then funded at Adjusted LIBOR or LMIR shall automatically and immediately be converted to the Base Rate.

SECTION 5.05. Security Interest.

(a)               As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Sale and Contribution Agreement and any Credit Insurance Policy and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(b)               The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Borrower hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)               Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.

SECTION 5.06. Successor Adjusted LIBOR or LMIR.

(a)       Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if the Administrative Agent determines that a Benchmark Transition Event or an Early Opt-in Event has occurred, the Administrative Agent and the Borrower may amend this Agreement to replace Adjusted LIBOR or LMIR with a Benchmark Replacement; and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Administrative Agent has provided such proposed amendment to all Lenders, so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. Until the Benchmark Replacement is effective, each advance, conversion and renewal of a Loan bearing interest by reference to Adjusted LIBOR or LMIR will continue to bear interest with reference to Adjusted LIBOR or LMIR (as the case may be); provided, however, that during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of a Loan bearing interest by reference to Adjusted LIBOR or LMIR that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of the Base Rate with respect to such Loan, and such Loan shall bear interest by reference to the Base Rate (rather than by reference to Adjusted LIBOR or LMIR), and (ii) all outstanding Loans bearing interest by reference to Adjusted LIBOR or LMIR shall automatically be converted to bear interest by reference to the Base Rate at the expiration of the existing Interest Period (or sooner, if Administrative Agent cannot continue to lawfully maintain such affected Loan bearing interest by reference to Adjusted LIBOR or LMIR).

(b)       Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)       Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 5.06 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 5.06.

SECTION 5.07. Designation of a Different Lending Office.

(a)               Designation of a Different Lending Office. If any Lender requests compensation under Section 5.01, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or 5.03, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE VI

CONDITIONS to Effectiveness and CREDIT EXTENSIONS

SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit H hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02. Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)               the Borrower shall have delivered to the Administrative Agent and each Lender a Loan Request for such Loan, in accordance with Section 2.02(a);

(b)              the Servicer shall have delivered to the Administrative Agent and each Lender all Information Packages, Weekly Reports and/or Daily Reports required to be delivered hereunder on or prior to the date of such Credit Extension;

(c)               the conditions precedent to such Credit Extension specified in Section 2.01(i) through (iii), shall be satisfied; and

(d)               on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)               the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)              no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

(iii)              no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension;

(iv)             the Termination Date has not occurred; and

(v)              the Aggregate Capital exceeds the Minimum Funding Threshold.

SECTION 6.03. Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)               after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Interest, Fees and Breakage Fees, in each case, through the date of such Release, (y) the amount of any Borrowing Base Deficit and (z) the amount of all other accrued and unpaid Borrower Obligations through the date of such Release;

(b)               the Borrower shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Borrower in accordance with the terms of the Sale and Contribution Agreement and amounts owing by the Borrower to the Originators under the Intercompany Loans; and

(c)               on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)               the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)              no Event of Default has occurred and is continuing, and no Event of Default would result from such Release;

(iii)             no Borrowing Base Deficit exists or would exist immediately after giving effect to such Release; and

(iv)            the Termination Date has not occurred.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01. Representations and Warranties of the Borrower. The Borrower represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date and on each day that a Credit Extension shall have occurred:

(a)               Organization and Good Standing. The Borrower (i) is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and (ii) has full power and authority under its constitutional documents and under the laws of its jurisdiction of organization to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect.

(b)               Due Qualification. The Borrower is duly qualified to do business as a limited liability company, is in good standing as a foreign limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)               Power and Authority; Due Authorization. The Borrower (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Collateral to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d)               Binding Obligations. This Agreement and each of the other Transaction Documents to which the Borrower is a party constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)               No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Borrower is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under (x) its organizational documents or (y) any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Borrower is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Collateral pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except in the case of clause (i)(y), to the extent that any such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect.

(f)                Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Borrower, threatened in writing, against the Borrower before any Governmental Authority and (ii) the Borrower is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Collateral by the Borrower to the Administrative Agent, the ownership or acquisition by the Borrower of any Pool Receivable or other Collateral or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g)               Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Borrower in connection with the grant of a security interest in the Collateral to the Administrative Agent hereunder or the due execution, delivery and performance by the Borrower of this Agreement or any other Transaction Document to which it is a party and the consummation by the Borrower of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h)               Margin Regulations. The Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i)                Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Borrower is Solvent.

(j)                Offices; Legal Name. The Borrower’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. As of the Closing Date, the office of the Borrower is located at 1722 Routh St., Suite 1300, Dallas, Texas 75201. As of the Closing Date, the legal name of the Borrower is EnLink Midstream Funding, LLC.

(k)               Investment Company Act; Volcker Rule. The Borrower (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Borrower is not a “covered fund” under the Volcker Rule, the Borrower relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(l)                No Material Adverse Effect. As of the Closing Date, for the period from the date of formation of the Borrower through and ending on the Closing Date, there has been no Material Adverse Effect with respect to the Borrower.

(m)              Accuracy of Information. All Information Packages (if prepared by the Borrower or one of its Affiliates or any agent of the Borrower or its Affiliates, or to the extent that the information contained therein is supplied by the Borrower or an Affiliate of the Borrower or any agent of the Borrower or its Affiliates), Weekly Reports, Daily Reports, Loan Requests, certificates, reports, statements, documents and other written information (other than projections) furnished to the Administrative Agent or any other Credit Party by or on behalf of the Borrower pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, other than matters of a general economic nature or matters that generally affect any industry segment of the Borrower; provided that any such projections otherwise excluded from this clause (m) were made based on good faith assumptions of the Borrower and its Affiliates, which assumptions were believed to be reasonable by the Borrower and its Affiliates when made.

(n)               Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or, knowingly, through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(o)               Perfection Representations.

(i)              This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s right, title and interest in, to and under the Collateral which (A) security interest has been perfected and is enforceable against creditors of and purchasers from the Borrower and (B) will be free of all Adverse Claims in such Collateral.

(ii)             The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii)            The Borrower owns and has good and marketable title to the Collateral free and clear of any Adverse Claim of any Person.

(iv)            Appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each Originator to the Borrower pursuant to the Sale and Contribution Agreement and the Administrative Agent’s security interest in the Collateral.

(v)             Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except as permitted by this Agreement and the other Transaction Documents. The Borrower has not authorized the filing of and is not aware of any financing statements filed against the Borrower that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Borrower is not aware of any judgment lien, ERISA lien or tax lien filings against the Borrower.

(vi)            Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 7.01(o) shall be continuing and remain in full force and effect until the Final Payout Date.

(p)               The Lock-Boxes and Collection Accounts.

(i)                Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)               Ownership. Each Lock-Box and Collection Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to the Collection Accounts free and clear of any Adverse Claim.

(iii)              Perfection. Subject to Section 8.01(ee), the Borrower has delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Lock-Box and Collection Account, pursuant to which each applicable Collection Account Bank has agreed to comply following an Event of Default with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Collection Account without further consent by the Borrower, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account.

(iv)              Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than the Borrower. Neither the Borrower nor the Servicer has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent.

(q)               [Reserved].

(r)                Compliance with Law. The Borrower has complied in all material respects with all Applicable Laws to which it may be subject.

(s)               Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(t)                Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(u)               Taxes. The Borrower has (i) timely filed or caused to be filed all income tax returns (federal, state and local) and all other material tax returns required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges (including, for the avoidance of doubt, any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction) owing by it, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(v)               Tax Status. The Borrower is a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes whose regarded owner (within the meaning of U.S. Treasury Regulation § 301.7701-3(a)) for U.S. federal income tax purposes is a U.S. Person. The Borrower is not subject to any Tax in any jurisdiction outside the United States.

(w)              Opinions. The facts regarding the Borrower, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(x)               Other Transaction Documents. Each representation and warranty made by the Borrower under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(y)               No Linked Accounts. Except for any Permitted Linked Account, there are no Linked Accounts with respect to any Collection Account.

(z)               Liquidity Coverage Ratio. The Borrower has not, does not and will not during this Agreement issue any LCR Security. The Borrower further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of Parent for purposes of GAAP.

(aa)             Beneficial Ownership Regulation.  As of the Closing Date, the Borrower is an entity that is organized under the laws of the United States or of any state and at least fifty-one percent (51.00%) of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.

(bb)             ERISA. The Borrower’s assets are not (i) deemed to constitute Plan Assets or (ii) subject to any law that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code that would be violated by any of the transactions contemplated by the Transaction Documents.

SECTION 7.02. Representations and Warranties of the Servicer. The Servicer represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date and on each day that a Credit Extension shall have occurred:

(a)               Organization and Good Standing. The Servicer (i) is a duly organized and validly existing limited partnership in good standing under the laws of the State of Delaware, and (ii) has full power and authority under its organizational documents and under the laws of the State of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect.

(b)               Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)               Power and Authority; Due Authorization. The Servicer has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary organizational action.

(d)               Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)               No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, (x) the organizational documents of the Servicer or (y) any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation referred to in clauses (i)(y), (ii) or (iii) could not reasonably be expected to have a Material Adverse Effect.

(f)                Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge threatened in writing, against the Servicer before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) seeking any determination or ruling that could materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents, except, in each case, could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(g)               No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority (other than routine Tax filings) in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained, except where the failure to obtain such consent, license, approval, registration, authorization or declaration could not reasonably be expected to have a Material Adverse Effect.

(h)               Compliance with Applicable Law. The Servicer (i) has maintained in effect all qualifications required under Applicable Law in order to properly service in all material respects the Pool Receivables and (ii) has complied in all material respects with all Applicable Laws in connection with servicing the Pool Receivables.

(i)                 Accuracy of Information. All Information Packages (if prepared by the Servicer or one of its Affiliates or any agent of the Servicer or its Affiliates, or to the extent that information therein is supplied by the Servicer or an Affiliate of the Servicer or any agent of the Servicer of its Affiliates), Weekly Reports, Daily Reports, Loan Requests, certificates, reports, statements, documents and other written information (other than projections) furnished to the Administrative Agent or any other Credit Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party, and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, other than matters of a general economic nature or matters that generally affect an industry segment of the Servicer; provided that any such projections otherwise excluded from this clause (i) were made based on good faith assumptions of the Servicer and its Affiliates, which assumptions were believed to be reasonable by the Servicer and its Affiliates when made.

(j)                Location of Records. As of the Closing Date, the offices where the initial Servicer keeps all or substantially all of its material records relating to the servicing of the Pool Receivables are located at 1722 Routh St., Suite 1300, Dallas, Texas 75201.

(k)               Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.

(l)                Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(m)              Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

(n)               Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.

(o)               Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including, without limitation, the Sale and Contribution Agreement) is true and correct in all material respects as of the date when made.

(p)               No Material Adverse Effect. As of the Closing Date, for the period from June 30, 2020 through and ending on the Closing Date, there has been no Material Adverse Effect with respect to the Servicer.

(q)               Investment Company Act. The Servicer is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.

(r)                Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or, knowingly, through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(s)               [Reserved].

(t)                Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u)               Taxes. The Servicer has (i) timely filed or caused to be filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all material taxes, assessments and other governmental charges owing by it, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in the case of each of clauses (i) and (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(v)               No Linked Accounts. Except for any Permitted Linked Account, there are no Linked Accounts with respect to any Collection Account.

(w)              ERISA. The Servicer’s assets are not (i) deemed to constitute Plan Assets or (ii) subject to any law that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code that would be violated by any of the transactions contemplated by the Transaction Documents.

(x)                Opinions. The facts regarding the Borrower, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

ARTICLE VIII

COVENANTS

SECTION 8.01. Covenants of the Borrower. At all times from the Closing Date until the Final Payout Date:

(a)               Payment of Principal and Interest. The Borrower shall duly and punctually pay Capital, Interest, Fees and all other amounts payable by the Borrower hereunder in accordance with the terms of this Agreement.

(b)               Existence. The Borrower shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Collateral.

(c)               Financial Reporting. The Borrower will maintain a system of accounting established and administered in accordance with GAAP, and the Borrower (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Lender:

(i)                 Annual Financial Statements of the Borrower. Promptly upon completion and in no event later than 90 days after the close of each fiscal year of the Borrower, annual unaudited financial statements of the Borrower certified by a Financial Officer of the Borrower that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Borrower as of the date indicated and the results of its operations for the periods indicated.

(ii)                Information Packages; Weekly Reports, Daily Reports. As soon as available and in any event (A) not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month, (B) not later than the seventh (7th) Business Day of each Fiscal Month, an adjusted Information Package replacing the Information Package delivered pursuant to clause (A) above containing data as of the same Fiscal Month reported in such replaced Information Package, (C) on and after the occurrence and during the continuance of a Level 1 Ratings Event and upon two (2) Business Days’ prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent by no later than the second Business Day of each calendar week, a Weekly Report with respect to the Pool Receivables with data as of the last Business Day of the immediately preceding calendar week, and (D) on and after the occurrence and during the continuance of a Level 2 Ratings Event and upon two (2) Business Days’ prior written notice from the Administrative Agent, the Borrower shall furnish or cause to be furnished to the Administrative Agent on each Business Day thereafter, a Daily Report with respect to the Pool Receivables with data as of the immediately preceding Business Day.

(iii)               Other Information. Such other information relevant to the Borrower, the Servicer, the Performance Guarantor, the Parent and each Originator, the Pool Receivables, the Collateral or the transactions contemplated by the Transaction Documents (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

(iv)              Quarterly Financial Statements of Parent. As soon as available and in no event later than forty-five (45) days following the end of each of the first three fiscal quarters in each of Parent’s fiscal years (or, if applicable, the date on which such financial statements are required to be filed with the SEC, after giving effect to any extensions allowed by the SEC), (A) the unaudited consolidated balance sheet and statements of income of Parent and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by a Financial Officer of Parent that they fairly present in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (B) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter; provided, that the Parent’s Form 10-Q Quarterly Report as filed with the SEC, without exhibits, will satisfy the requirements of this Section 8.01(c)(iv).

(v)               Annual Financial Statements of Parent. Within ninety (90) days after the close of each of Parent’s fiscal years (or, if applicable, the date on which such financial statements are required to be filed with the SEC, after giving effect to any extensions allowed by the SEC), the consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without (x) a “going concern” or like qualification or exception or (y) a qualification as to the scope of the audit) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated; provided, that the Parent’s Form 10-K Annual Report as filed with the SEC, without exhibits, will satisfy the requirements of this Section 8.01(c)(v).

(vi)             Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Parent or any of its consolidated Subsidiaries shall publicly file with the SEC.

Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this paragraph (c) shall be deemed to have been furnished to the Administrative Agent and each Lender on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.

(d)               Notices. The Borrower (or the Servicer on its behalf) will notify the Administrative Agent in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)                 Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Borrower setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Borrower has taken or proposes to take with respect thereto.

(ii)              Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Borrower under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)            Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to the Borrower, the Servicer, the Performance Guarantor or any Originator, which with respect to any Person other than the Borrower, could reasonably be expected to have a Material Adverse Effect.

(iv)             Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)               Name Changes. At least ten (10) days (or such shorter period as the Administrative Agent may permit in its sole discretion) before any change in any Originator’s or the Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi)             Change in Accountants or Accounting Policy. Any change in (A) the external accountants of the Borrower, the Servicer, the Performance Guarantor, any Originator or the Parent, (B) any material accounting policy of the Borrower or (C) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose); provided that no notice shall be required under this clause (vi) if any such change is publicly disclosed in the Parent’s Form 10-Q Quarterly Report or Form 10-K Annual Report, as applicable, as filed with the SEC.

(vii)          Termination Event. The occurrence of a Sale and Contribution Termination Event under the Sale and Contribution Agreement.

(viii)        Material Adverse Change. Promptly after the occurrence thereof, notice of any matter that could reasonably be expected to result in a Material Adverse Effect.

(e)               Conduct of Business. The Borrower will (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, (ii) do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and (iii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.

(f)                Compliance with Laws. The Borrower will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(g)               Furnishing of Information and Inspection of Receivables. The Borrower will furnish or cause to be furnished to the Administrative Agent and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent or any Lender may reasonably request. The Borrower will, at the Borrower’s expense, during regular business hours with at least three (3) days’ prior written notice (i) permit the Administrative Agent and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Borrower for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Borrower’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Borrower having knowledge of such matters (provided that a representative of the Borrower are present during such discussions) and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Borrower’s expense, upon at least three (3) days’ prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Collateral; provided, that the Borrower shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (i) and (ii) above in any twelve-month period, unless an Event of Default has occurred and is continuing.

(h)               Payments on Receivables, Collection Accounts. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such records necessary to (i) identify Collections received from time to time on Pool Receivables and (ii) segregate such Collections from other property of the Servicer and the Originators or other Affiliates; provided, however, that segregation of such Collections from Affiliate Collections shall not be required unless a Level 2 Ratings Event or an Event of Default has occurred and is continuing. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Borrower (or the Servicer on its behalf) will use commercially reasonable efforts to cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Borrower shall not permit funds other than Affiliate Collections, Collections on Pool Receivables and other Collateral to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Borrower (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Borrower will not, and will not permit the Servicer, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds other than Affiliate Collections. The Borrower shall only add or replace a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition or replacement and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance reasonably acceptable to the Administrative Agent from the applicable Collection Account Bank. The Borrower shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld. The Servicer shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction of the Borrower.

Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document:

(i)       the Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such records necessary to (x) identify Affiliate Collections received from time to time and (y) segregate such Affiliate Collections from other property of the Servicer and the Originators; provided, however, that segregation of such Affiliate Collections shall not be required unless a Level 2 Ratings Event or an Event of Default has occurred and is continuing;

(ii)       on each Business Day, the Borrower (or the Servicer on its behalf) shall provide such information with respect to Affiliate Collections deposited into each Collection Account (and any related Lock-Box) as reasonably requested in writing by the Administrative Agent;

(iii)       upon the occurrence and during the continuance of a Level 2 Ratings Event, the Borrower (or the Servicer on its behalf) shall instruct the obligor of each Affiliate Receivable to cease remitting payments with respect to all Affiliate Receivables to any Collection Account or Lock-Box and to instead remit payments with respect thereto to any other account or lock-box (other than a Collection Account or Lock-Box) from time to time identified to such obligor; and

(iv)       at all times during the continuation of a Level 2 Ratings Event (x) the Borrower shall not permit Affiliate Collections to be deposited into any Collection Account or Lock-Box, (y) if Affiliate Collections are nevertheless deposited into any Collection Account or Lock-Box, the Borrower (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds and (z) the Borrower will not, and will not permit the Servicer, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any Affiliate Collections.

(i)                 Sales, Liens, etc. Except as otherwise provided herein, the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Collateral, or assign any right to receive income in respect thereof.

(j)                 Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Borrower will not, and will not permit the Servicer to, (i) alter the delinquency status or adjust the Outstanding Balance or otherwise modify the payment terms of any Pool Receivable in any material respect or (ii) amend, modify or waive, in any material respect, any term or condition of any related Contract, in each case that would materially and adversely affect any Pool Receivable then included in the Borrowing Base. The Borrower shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(k)               Change in Credit and Collection Policy. The Borrower will not make any material change in the Credit and Collection Policy that could reasonably be expected to materially adversely affect the collectability of the Pool Receivables, the credit quality of any Pool Receivable, the enforceability of any related Contract or the Borrower’s ability to perform its obligations under the related Contract or the Transaction Documents without the prior written consent of the Administrative Agent and the Majority Lenders, which consent shall not be unreasonably withheld, conditioned or delayed. Promptly following any change in the Credit and Collection Policy, the Borrower will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(l)                Fundamental Changes. The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Lenders, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, (ii) undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to Applicable Law or (iii) to be directly owned by any Person other than an Originator. The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Lenders, make any change in the Borrower’s name, identity, corporate structure or location or make any other change in the Borrower’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC.

(m)              Books and Records. The Borrower shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(n)               Identifying of Records. The Borrower will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof) and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each Pool Receivable).

(o)               Change in Payment Instructions to Obligors. The Borrower shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box), and, solely with respect to the replacement or termination of a Collection Account, the Administrative Agent shall have consented to such change in writing, such consent not to be unreasonably withheld, conditioned or delayed.

(p)               Security Interest, Etc. The Borrower shall (and shall cause the Servicer to), at its expense, take all action necessary to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Credit Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Borrower shall, from time to time and within the time limits established by applicable law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC without the signature of the Borrower, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Borrower shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent, except as set forth in Section 5.05(c) hereof.

(q)               Certain Agreements. Other than in connection with the Final Payout Date, without the prior written consent of the Administrative Agent and the Majority Lenders, the Borrower will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Borrower’s organizational documents which requires the consent of the “Independent Director” (as such term is used in the Borrower’s Limited Liability Company Agreement).

(r)                Restricted Payments. (i) Except pursuant to clause (ii) below, the Borrower will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt (other than Borrower Obligations), (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii)              Subject to the limitations set forth in clause (iii) below, the Borrower may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Borrower may make cash payments (including prepayments) on the Intercompany Loans in accordance with their respective terms and (B) the Borrower may declare and pay dividends if, both immediately before and immediately after giving effect thereto, the Borrower’s Net Worth is not less than the Required Capital Amount.

(iii)            The Borrower may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 4.01 of this Agreement; provided that the Borrower shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(s)                Other Business. The Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind or cause or permit to be issued for its account any letters of credit or bankers’ acceptances other than pursuant to this Agreement or the Intercompany Loans or (iii) form any Subsidiary or make any investments in any other Person; provided, that the Borrower shall be permitted to incur de minimis trade payables in the ordinary course of its business incidental to the day to day operations of the Borrower (such as expenses for office supplies, audits and maintenance of legal status); provided, however, that no such trade payables shall be secured by any assets of the Borrower, and the aggregate amount of such trade payables outstanding at any time shall not exceed $16,750.

(t)                 Use of Collections Available to the Borrower. The Borrower shall apply the Collections available to the Borrower to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents (other than the Intercompany Loans), (ii) the payment of accrued and unpaid interest on the Intercompany Loans and (iii) other legal and valid purposes.

(u)               Further Assurances; Change in Name or Jurisdiction of Origination, etc. (i) The Borrower hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Documents. Without limiting the foregoing, the Borrower hereby authorizes, and will, upon the request of the Administrative Agent, at the Borrower’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii)              The Borrower authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Collateral without the signature of the Borrower. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(iii)            The Borrower shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iv)             The Borrower will not change its name, location, identity or corporate structure unless (x) the Borrower, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Borrower shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.

(v)               Anti-Money Laundering/International Trade Law Compliance. The Borrower will not become a Sanctioned Person. No Covered Entity, either in its own right or, knowingly, through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay each Credit Extension will not be knowingly derived from any unlawful activity. The Borrower shall comply with all Anti-Terrorism Laws. The Borrower shall promptly notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event. The Borrower has not used and will not use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(w)             Borrower’s Net Worth. The Borrower shall not permit the Borrower’s Net Worth to be less than the Required Capital Amount.

(x)               Taxes. The Borrower will (i) timely file or cause to be filed all income tax returns (federal, state and local) and all other material tax returns required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges owing by it, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(y)               Borrower’s Tax Status. The Borrower shall not, and shall cause its Affiliates to not, take any action that would result in the Borrower (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes whose regarded owner (within the meaning of U.S. Treasury Regulation § 301.7701-3(a)) for U.S. federal income tax purposes is a U.S. Person or (ii) becoming subject to any Tax in any jurisdiction outside the United States.

(z)               Linked Accounts. Except for any Permitted Linked Account, the Borrower shall not permit any Linked Account to exist with respect to any Collection Account; provided, however, that at any time during the continuance of an Event of Default or an Unmatured Event of Default, the Borrower shall, if so instructed in writing by the Administrative Agent (in its sole discretion), cause each Permitted Linked Account to cease being a “Linked Account” promptly, but not later than two (2) Business Days following the Borrower’s or the Servicer’s receipt of such instruction.

(aa)             Minimum Funding Threshold. The Borrower shall cause the Aggregate Capital to exceed the Minimum Funding Threshold at all times.

(bb)            Liquidity Coverage Ratio. The Borrower shall not issue any LCR Security.

(cc)             Beneficial Ownership Regulation.  Promptly following any change that would result in a change to the status as an excluded “Legal Entity Customer” under (and as defined in) the Beneficial Ownership Regulation, the Borrower shall execute and deliver to the Administrative Agent a Certificate of Beneficial Ownership complying with the Beneficial Ownership Regulation, in form and substance reasonably acceptable to the Administrative Agent.

(dd)            Commingling. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, ensure that for each Fiscal Month, that no more than 10.00% (or during the continuation of a Level 2 Ratings Event, 0.00%) of the aggregate amount of all funds deposited into the Collection Accounts or Lock-Boxes during such Fiscal Month constitute Affiliate Collections.

(ee)             Post-Closing Covenant. No later than October 23, 2020, the Borrower will deliver, or cause to be delivered, to the Administrative Agent duly executed counterparts of the WF Deposit Account Control Agreement (whether by facsimile or otherwise) executed by each of the parties thereto.

SECTION 8.02. Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a)               Existence. The Servicer shall keep in full force and effect its existence and rights as a limited partnership or other entity under the laws of the State of Delaware. The Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)               Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Lender:

(i)                 Compliance Certificates. At the time of delivery of the financial statements provided for in Sections 8.01(c)(iv) and 8.01(c)(v) above, a compliance certificate, in form and substance substantially similar to Exhibit G signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof.

(ii)                Information Packages; Weekly Reports, Daily Reports. As soon as available and in any event (A) not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month, (B) not later than the seventh (7th) Business Day of each Fiscal Month, an adjusted Information Package replacing the Information Package delivered pursuant to clause (A) above containing data as of the same Fiscal Month reported in such replaced Information Package, (C) on and after the occurrence and during the continuance of a Level 1 Ratings Event and upon two (2) Business Days’ prior written notice from the Administrative Agent, the Servicer shall furnish or cause to be furnished to the Administrative Agent by no later than the second Business Day of each calendar week, a Weekly Report with respect to the Pool Receivables with data as of the last Business Day of the immediately preceding calendar week, and (D) on and after the occurrence and during the continuance of a Level 2 Ratings Event and upon two (2) Business Days’ prior written notice from the Administrative Agent, the Servicer shall furnish or cause to be furnished to the Administrative Agent on each Business Day thereafter, a Daily Report with respect to the Pool Receivables with data as of the immediately preceding Business Day.

(iii)              Other Information. Such other information relevant to the Borrower, the Servicer, the Performance Guarantor, the Parent and each Originator, the Pool Receivables, the Collateral or the transactions contemplated by the Transaction Documents (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

(c)               Notices. The Servicer will notify the Administrative Agent and each Lender in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps taken or being taken by the Person(s) affected with respect thereto:

(i)                 Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Servicer setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Servicer has taken or proposes to take with respect thereto.

(ii)                Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)               Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.

(iv)               Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)               Name Changes. At least ten (10) days (or such shorter period as the Administrative Agent may permit in its sole discretion) before any change in any Originator’s or the Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi)             Change in Accountants or Accounting Policy. Any change in (A) the external accountants of the Borrower, the Servicer, the Performance Guarantor, any Originator or the Parent, (B) any material accounting policy of the Borrower or (C) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose); provided that no notice shall be required under this clause (vi) if any such change is publicly disclosed in the Parent’s Form 10-Q Quarterly Report or Form 10-K Annual Report, as applicable, as filed with the SEC.

(vii)          Termination Event. The occurrence of a Sale and Contribution Termination Event under the Sale and Contribution Agreement.

(viii)        Material Adverse Effect. Promptly after the occurrence thereof, notice of any matter that could reasonably be expected to result in a Material Adverse Effect.

(d)               Conduct of Business. The Servicer will (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, (ii) do all things necessary to remain duly organized, validly existing and in good standing as a domestic limited partnership in its jurisdiction of organization and (iii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(e)               Compliance with Laws. The Servicer will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(f)                Furnishing of Information and Inspection of Receivables. The Servicer will, at the Servicer’s expense, during regular business hours with at least three (3) days’ prior written notice, (i) permit the Administrative Agent and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon at least three (3) days’ prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Collateral; provided, that the Servicer shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (i) and (ii) above in any twelve-month period unless an Event of Default has occurred and is continuing.

(g)               Payments on Receivables, Collection Accounts. The Servicer will, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Servicer will, at all times, maintain such records necessary to (i) identify Collections received from time to time on Pool Receivables and (ii) segregate such Collections from other property of the Servicer and the Originators or other Affiliates; provided, however, that segregation of such Collections from Affiliate Collections shall not be required unless a Level 2 Ratings Event or an Event of Default has occurred and is continuing. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Servicer shall not permit funds other than Affiliate Collections, Collections on Pool Receivables and other Collateral to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer will not, and will not permit the Borrower, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds other than Affiliate Collections. The Servicer will (on behalf of the Borrower), unless otherwise agreed in writing by the Administrative Agent, instruct each Originator, in its capacity as the beneficiary (or prospective beneficiary) of an Eligible Supporting Letter of Credit, to instruct each Eligible Supporting Letter of Credit Provider to make payments in respect of Eligible Supporting Letters of Credit issued (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Collection Account if the applicable Originator fails to do so and, if an Eligible Supporting Letter of Credit Provider fails to so deliver payments to a Collection Account, the Servicer will, unless otherwise agreed in writing by the Administrative Agent, use all commercially reasonable efforts to cause the applicable Originator to cause such Eligible Supporting Letter of Credit Provider to deliver subsequent payments (if any) in respect of Eligible Supporting Letters of Credit issued (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Collection Account if the applicable Originator fails to do so. The Servicer shall only add or replace a Collection Account (or a related Lock-Box), or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition or replacement and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance reasonably acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document:

(i)       the Servicer will, and will cause each Originator to, at all times, maintain such records necessary to (x) identify Affiliate Collections received from time to time and (y) segregate such Affiliate Collections from other property of the Servicer and the Originators; provided, however, that segregation of such Affiliate Collections shall not be required unless a Level 2 Ratings Event or an Event of Default has occurred and is continuing;

(ii)       on each Business Day, the Servicer shall provide such information with respect to Affiliate Collections deposited into each Collection Account (and any related Lock-Box) as reasonably requested in writing by the Administrative Agent;

(iii)       upon the occurrence and during the continuance of a Level 2 Ratings Event, the Servicer shall instruct the obligor of each Affiliate Receivable to cease remitting payments with respect to all Affiliate Receivables to any Collection Account or Lock-Box and to instead remit payments with respect thereto to any other account or lock-box (other than a Collection Account or Lock-Box) from time to time identified to such obligor; and

(iv)       at all times during the continuation of a Level 2 Ratings Event (x) the Servicer shall not permit Affiliate Collections to be deposited into any Collection Account or Lock-Box, (y) if Affiliate Collections are nevertheless deposited into any Collection Account or Lock-Box, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds and (z) the Servicer will not, and will not permit any Originator or any other Person, to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any Affiliate Collections.

(h)               Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Servicer will not (i) alter the delinquency status or adjust the Outstanding Balance or otherwise modify the payment terms of any Pool Receivable in any material respect or (ii) amend, modify or waive, in any material respect, any term or condition of any related Contract, in each case that would materially and adversely affect any Pool Receivable then included in the Borrowing Base. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(i)                Change in Credit and Collection Policy. The Servicer will not make any material change in the Credit and Collection Policy that could reasonably be expected to materially adversely affect the collectability of the Pool Receivables, the credit quality of any Pool Receivable or the Servicer’s ability to perform its obligations under the Transaction Documents without the prior written consent of the Administrative Agent and the Majority Lenders, which consent shall not be unreasonably withheld, conditioned or delayed. Promptly following any change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Lender.

(j)                 Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(k)               Identifying of Records. The Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement.

(l)                 Change in Payment Instructions to Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box) and, solely with respect to the replacement or termination of a Collection Account, the Administrative Agent shall have consented to such change in writing, such consent not to be unreasonably withheld, conditioned or delayed.

(m)             Security Interest, Etc. The Servicer shall, on behalf of the Borrower, at its expense, take all action necessary to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Credit Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer (on behalf of the Borrower) shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Servicer (on behalf of the Borrower) shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer (on behalf of the Borrower) to file such financing statements under the UCC without the signature of the Borrower, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent, except as set forth in Section 5.05(c) hereof.

(n)               Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be reasonably necessary, or that the Administrative Agent may reasonably request, to perfect or to ensure, continue or establish the first-priority status of the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrative Agent, at the Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(o)               Anti-Money Laundering/International Trade Law Compliance. The Servicer will not become a Sanctioned Person. No Covered Entity, either in its own right or, knowingly, through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay each Credit Extension will not be knowingly derived from any unlawful activity. The Servicer shall comply with all Anti-Terrorism Laws. The Servicer shall promptly notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event.

(p)               Taxes. The Servicer will (i) timely file or cause to be filed all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges owing by it, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in the case of each of clause (i) and clause (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(q)               Linked Accounts. Except for any Permitted Linked Account, the Servicer shall not permit any Linked Account to exist with respect to any Collection Account; provided, however, that at any time during the continuance of an Event of Default or an Unmatured Event of Default, the Servicer shall, if so instructed in writing by the Administrative Agent (in its sole discretion), cause each Permitted Linked Account to cease being a “Linked Account” promptly, but not later than two (2) Business Days following the Borrower’s or the Servicer’s receipt of such instruction.

(r)                Commingling. The Servicer will, and will cause each Originator to, at all times, ensure that for each Fiscal Month, that no more than 10.00% (or during the continuation of a Level 2 Ratings Event, 0.00%) of the aggregate amount of all funds deposited into the Collection Accounts or Lock-Boxes during such Fiscal Month constitute Affiliate Collections.

SECTION 8.03. Separate Existence of the Borrower. Each of the Borrower and the Servicer hereby acknowledges that the Credit Parties, the Lenders and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any Originator, the Servicer, the Performance Guarantor and their Affiliates. Therefore, each of the Borrower and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Lender to continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Servicer, its Affiliates or any other Person; provided that the Borrower may be treated as a “disregarded entity” for U.S. federal income and other applicable Tax purposes. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Borrower and the Servicer shall take such actions as shall be required in order that:

(a)               Special Purpose Entity. The Borrower will be a special purpose company whose primary activities are restricted in its limited liability company agreement to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, collecting, granting security interests or selling interests in the Collateral, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b)               No Other Business or Debt. The Borrower shall not engage in any business or activity except as set forth in this Agreement or in its organizational documents nor, incur any indebtedness or liability other than liabilities associated with the purchase and ownership of the Receivables, the Borrower Obligations, as expressly permitted by the Transaction Documents or imposed under Applicable Law.

(c)               Independent Director. Not fewer than one member of the Borrower’s board of directors (the “Independent Director”) shall be a natural person who (i) is not, nor at any time during the past five (5) years been, and shall at no time be, an equityholder, director, officer, manager, member, partner, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (as hereinafter defined) (other than his or her service as an Independent Director of the Borrower or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (ii) is not a customer or supplier of any member of the Parent Group (other than his or her service as an Independent Director of the Borrower or an independent director or manager of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (iii) is not any member of the immediate family of a person described in (i) or (ii) above, and (iv) has (x) prior experience as an independent director or manager for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “Parent Group” shall mean (i) the Parent, the Servicer, the Performance Guarantor and each Originator, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5.00%) or more of the membership interests in the Parent, (iii) each person that controls, is controlled by or is under common control with the Parent and (iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. A person shall be deemed to be an “associate” of (A) a corporation or organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10.00%) or more of any class of equity securities, (B) any trust or other estate in which such person serves as trustee or in a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any immediate relative of such spouse.

The Borrower shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Borrower, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this clause (c), in which case the Borrower shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this clause (c).

The Borrower’s Limited Liability Company Agreement shall provide that: so long as any Borrower Obligations are outstanding, (A) the Borrower’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.

The Independent Director shall not at any time serve as a trustee in bankruptcy for the Borrower, the Parent, the Performance Guarantor, any Originator, the Servicer or any of their respective Affiliates.

(d)               Organizational Documents. The Borrower shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 8.01(p).

(e)               Conduct of Business. The Borrower shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate records and accounts, including, but not limited to, intercompany transaction accounts.

(f)                Compensation. Any employee, consultant or agent of the Borrower will be compensated from the Borrower’s funds for services provided to the Borrower, and to the extent that Borrower shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees; provided, that the foregoing shall not require Parent to make any additional capital contributions to the Borrower. The Borrower will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(g)               Servicing and Costs. The Borrower will contract with the Servicer to perform for the Borrower all operations required on a daily basis to service the Receivables Pool and operate the Borrower’s business. Except as otherwise permitted by this Agreement, the Borrower will not incur any material indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Borrower (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.

(h)               Operating Expenses. Other than with respect to initial organization expenses, the Borrower’s operating expenses will not be paid by the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof (except as permitted by this Agreement in connection with servicing the Pool Receivables).

(i)                 Stationery. The Borrower will have its own separate stationery.

(j)                 Books and Records. The Borrower’s records will be maintained separately from those of the Servicer, the Parent, the Performance Guarantor, the Originators and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Borrower.

(k)               Disclosure of Transactions. All financial statements of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof that are consolidated to include the Borrower will reflect the separate existence of the Borrower; provided, that the Borrower’s assets and liabilities may be included in a consolidated financial statement issued by the Parent; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the Borrower’s assets are not available to satisfy the obligations of Parent or any Affiliate thereof; provided, further, that the Borrower may be treated as a “disregarded entity” for U.S. federal income and other applicable Tax purposes.

(l)                 Segregation of Assets. The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof.

(m)             Corporate Formalities. The Borrower will observe limited liability company formalities in its dealings with the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof, and funds or other assets of the Borrower will not be commingled with those of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof except as permitted by this Agreement. The Borrower shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Borrower is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, the Parent, the Performance Guarantor, the Originators or any Subsidiaries or other Affiliates thereof.

(n)               Arm’s-Length Relationships. Except for any Restricted Payments permitted by Section 8.01(r), the Borrower will maintain arm’s-length relationships with the Servicer, the Parent, the Performance Guarantor, the Originators and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Borrower will be compensated by the Borrower at market rates for such services it renders or otherwise furnishes to the Borrower. Neither the Borrower on the one hand, nor the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Borrower, the Servicer, the Parent, the Performance Guarantor, the Originators and their respective Affiliates will promptly correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(o)               Allocation of Overhead. To the extent that Borrower, on the one hand, and the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Borrower shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

ARTICLE IX

ADMINISTRATION, COLLECTION and Insurance
OF RECEIVABLES

SECTION 9.01. Appointment of the Servicer.

(a)               The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to EMO (in accordance with this Section 9.01) of the designation of a new Servicer, EMO is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Default, the Administrative Agent may (with the consent of the Majority Lenders) and shall (at the direction of the Majority Lenders) designate as Servicer any Person (including itself) to succeed EMO or any successor Servicer, on the condition in each case that any such Person so designated shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof. The Servicer shall be entitled to payment of all Servicing Fees and reimbursable expenses accrued prior to the date of such termination.

(b)               Upon the designation of a successor Servicer as set forth in clause (a) above, EMO agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and EMO shall cooperate with and assist such new Servicer. To the extent permitted by Applicable Law, such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software reasonably necessary to collect the Pool Receivables and the Related Security.

(c)               EMO acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each Lender have relied on EMO’s agreement to act as Servicer hereunder. Accordingly, EMO agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Lenders, except upon the determination that (i) the performance of its duties hereunder is no longer permissible under Applicable Law and (ii) there is no reasonable action which such Servicer could take to make the performance of its duties hereunder permissible under Applicable Law.

(d)               The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent and each Lender shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Parent, the Administrative Agent and the Majority Lenders shall have consented in writing in advance to such delegation (such consent not to be unreasonably withheld or delayed). For the avoidance of doubt, this Section 9.01(d) shall not apply to any third party collection agency collecting Defaulted Receivables or other third party service provider assisting in the servicing of Defaulted Receivables.

SECTION 9.02. Duties of the Servicer.

(a)               The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall set aside or hold in trust (or shall cause the Borrower to set aside or hold in trust), for the accounts of the Borrower and each Credit Party, the amount of Collections it or its Affiliates receive to which the Borrower or each such Credit Party is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Borrower shall deliver to the Servicer and the Servicer shall hold for the benefit of the Borrower and the Administrative Agent (individually and for the benefit of each Credit Party), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b)               The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Borrower the collections of any indebtedness that is not a Pool Receivable, less, if EMO or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than EMO or an Affiliate thereof, shall, as soon as practicable upon written demand, deliver to the Borrower all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c)               The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, if EMO or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall deliver to the Borrower all books, records and related materials that the Borrower previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 9.03. Collection Account Arrangements. Subject to Section 8.01(ee), prior to or concurrently with the occurrence of the Closing Date, the Borrower shall have entered into Account Control Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (with the consent of the Majority Lenders) and shall (upon the direction of the Majority Lenders) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive dominion and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement. The Borrower hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables on deposit therein and the Borrower hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Borrower or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent. The parties hereto acknowledge that if at any time the Administrative Agent exercises its control over any Collection Account, the Administrative Agent shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrative Agent, any other Credit Party, any Borrower Indemnified Party or Affected Person or any other Person hereunder, and that Administrative Agent shall distribute or cause to be distributed such funds in accordance with Article IV (in each case as if such funds were held by the Servicer hereunder).

SECTION 9.04. Enforcement Rights.

(a)               At any time following the occurrence and during the continuation of an Event of Default:

(i)                 the Administrative Agent (at the Borrower’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii)              the Administrative Agent may instruct the Borrower or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Borrower or the Servicer, as the case may be, shall give such notice at the expense of the Borrower or the Servicer, as the case may be; provided, that if the Borrower or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Borrower’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii)            the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and use commercially reasonable efforts to transfer or license to a successor Servicer the use of all software necessary to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place reasonably selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv)             the Administrative Agent may notify the Collection Account Banks that the Borrower and the Servicer will no longer have any access to the Collection Accounts;

(v)               the Administrative Agent may (or, at the direction of the Majority Lenders shall) replace the Person then acting as Servicer; and

(vi)             the Administrative Agent may collect any amounts due from an Originator under the Sale and Contribution Agreement or the Performance Guarantor under the Performance Guaranty.

For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon an Event of Default are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.

(b)               The Borrower hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower, which appointment is coupled with an interest, to take any and all steps in the name of the Borrower and on behalf of the Borrower necessary, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Borrower on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c)               The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 9.05. Responsibilities of the Borrower.

(a)               Anything herein to the contrary notwithstanding, the Borrower shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Credit Party of their respective rights hereunder shall not relieve the Borrower from such obligations and (ii) to the extent required pursuant to Section 8.01(x), pay, or cause to be paid, when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction, owing by it. None of the Credit Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower, the Servicer or any Originator thereunder.

(b)               EMO hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, EMO shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that EMO conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Borrower shall pay to EMO its reasonable out-of-pocket costs and expenses from the Borrower’s own funds (subject to the priority of payments set forth in Section 4.01).

SECTION 9.06. Servicing Fee.

(a)               Subject to clause (b) below, the Borrower shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the monthly average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b)               If the Servicer ceases to be EMO or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110.00% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

SECTION 9.07. Credit Insurance Policies.

(a)               At all times prior to the Final Payout Date while any Pool Receivables are being reported as Insured Receivables:

(i)               the Borrower shall maintain the Credit Insurance Policy with respect thereto in full force and effect;

(ii)              the Borrower shall pay all premiums and other amounts due by the Borrower from time to time under such Credit Insurance Policy when due in accordance with the terms thereof;

(iii)             the Borrower and the Servicer shall refrain from taking any action or omitting to take any action which could reasonably be expected to prejudice or limit the Borrower’s or the Administrative Agent’s rights to payment under such Credit Insurance Policy with respect to the Pool Receivables insured thereby;

(iv)             the Borrower and the Servicer shall enforce the obligations of the applicable Credit Insurer under such Credit Insurance Policy;

(v)              the Borrower and the Servicer shall maintain all records and documents that may be necessary to make claims for reimbursement under such Credit Insurance Policy;

(vi)             the Borrower shall, and the Servicer shall cause the Borrower to, perform all its other obligations under such Credit Insurance Policy in accordance with the terms thereof (including, without limitation, delivering information regarding the relevant Pool Receivables and notices of insolvency with respect to Obligors when required pursuant to the terms of such Credit Insurance Policy);

(vii)            the Borrower and the Servicer shall promptly advise the Administrative Agent of any payment the Borrower receives directly under any Eligible Credit Insurance, any denial of coverage under any such policy, any cancelation of such policy or any other information received in connection with any such policy which is material to the payment of any claim thereunder;

(viii)           neither the Borrower nor the Servicer shall amend, modify or waive (or consent to any such amendment, modification or waiver of) any provision of any Eligible Credit Insurance which is material to the payment of any claim thereunder without the prior written consent of the Administrative Agent; and

(ix)              the Borrower and the Servicer shall deliver any additional instruments, certificates and documents, provide such other information and take such other actions as may be necessary or desirable, in the reasonable opinion of the Administrative Agent, to give further assurances of any of the rights granted or provided for herein or under any Eligible Credit Insurance (including, without limitation, providing copies of invoices, purchase orders, and the proof of delivery of products as may be requested by the insurer thereunder).

(b)               If the Borrower fails to pay any premium or other amount due under any Credit Insurance Policy, the Administrative Agent may (in its sole discretion) pay such premium or other amount from Collections on Pool Receivables or from its own funds in order to keep such Credit Insurance Policy in force. Any amount so paid by the Administrative Agent from its own funds shall constitute an Borrower Indemnified Amount payable by the Borrower to the Administrative Agent hereunder.

(c)               Solely with respect to Insured Receivables, in the event that any Obligor defaults on the payment of any of its Pool Receivables, becomes subject to an Insolvency Proceeding or becomes subject to any other event that gives rise to a claim for reimbursement under a Credit Insurance Policy, the Borrower and the Servicer shall, promptly (but not later than the later of (x) twenty (20) Business Days after such event or (y) the second Business Day after the date on which such a claim may be filed pursuant to the terms of such Credit Insurance Policy), file a claim for such reimbursement (with a copy thereof to the Administrative Agent) in accordance with the terms of such Credit Insurance Policy and shall take any other actions required under the terms of such Credit Insurance Policy to obtain such reimbursement (including, without limitation, providing the applicable Credit Insurer with itemized statements, invoices, bills of lading, purchase orders, summaries of collections efforts, evidence of debt or other documentation that may be required under the terms of such Credit Insurance Policy). The Borrower and the Servicer shall cause any amounts paid by a Credit Insurer under any Credit Insurance Policy to be paid directly to a Collection Account and to be applied as Collections in accordance with the priority of payments set forth in Section 4.01.

(d)               In the event that a Credit Insurer pays a claim under a Credit Insurance Policy with respect to a Pool Receivable and the Borrower is required to subrogate it rights, claims, guaranties, security, collateral or defenses to such Credit Insurer in respect of such Pool Receivable, the Borrower shall (and the Servicer shall cause the Borrower to) so subrogate such rights, claims, guaranties, security, collateral or defenses in accordance with the terms of such Credit Insurance Policy. Simultaneously with receipt of such a payment in a Collection Account and upon such subrogation, the Administrative Agent shall be automatically deemed to have released to the Borrower any security interest it may have hereunder (on behalf of itself and the Lenders) in such rights, claims, guaranties, security, collateral or defenses so subrogated, to the extent necessary to permit such subrogation and shall execute such documents to evidence the same as shall be reasonably requested by the Borrower, in each case at the sole expense of the Borrower; provided, however, that the Administrative Agent shall not be deemed to have released any such security interest it may have in related rights under such Credit Insurance Policy (including, without limitation, any right of the Borrower to receive ratable or other allocations of Collections or other recoveries in respect of the related Pool Receivables).

(e)               If any Credit Insurance Policy ceases to be Eligible Credit Insurance, the Borrower and the Servicer shall furnish to the Administrative Agent and each Lender written notice thereof, together with a statement of the actions the Borrower plans to take to remedy such situation, if any, promptly but not later than five (5) Business Days thereafter.

(f)                Any Collections received by the Administrative Agent pursuant to the Credit Insurance Policy (including as an additional insured thereunder) shall be distributed in accordance with the priority of payments set forth in Section 4.01.

(g)               Notwithstanding anything in this Agreement to the contrary, failure to maintain Eligible Credit Insurance shall not constitute an Event of Default or Unmatured Event of Default. For the avoidance of doubt, no Receivable shall constitute an Insured Receivable at any time the Credit Insurance Policy relating thereto shall cease to constitute Eligible Credit Insurance.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a)               (i) the Borrower, any Originator, the Performance Guarantor or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Default under clause (ii) or (iii) of this paragraph (a)), and such failure, solely to the extent capable of cure, shall continue for (x) fifteen (15) days, with respect to the Borrower or (y) thirty (30) days with respect to any Originator, the Performance Guarantor, or the Servicer, in each case after the earlier of such Person’s actual knowledge thereof or receipt of written notice thereof from the Administrative Agent or any Lender, (ii) the Borrower, any Originator, the Performance Guarantor or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for three (3) Business Days or (iii) EMO shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;

(b)               any representation or warranty made or deemed made by the Borrower, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Borrower, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and, if the representation or warranty is of a type that is capable of being cured, shall remain incorrect or untrue for ten (10) days after the earlier of such Person’s actual knowledge or written notice thereof;

(c)               the Borrower or the Servicer shall fail to deliver an Information Package, Weekly Report or Daily Report pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(d)               this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason (other than through an action of the Administrative Agent) cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Collateral, free and clear of any Adverse Claim;

(e)               the Borrower, any Originator, the Performance Guarantor, EnLink Manager or the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Borrower, any Originator, the Performance Guarantor, EnLink Manager or the Servicer and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower, any Originator, the Performance Guarantor, EnLink Manager or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f)                (i) the average for three (3) consecutive Fiscal Months of: (A) the Default Ratio shall exceed 3.25%, (B) the Delinquency Ratio shall exceed 7.25% or (C) the Dilution Ratio shall exceed 2.00% or (ii) the Days’ Sales Outstanding shall exceed 45 days;

(g)               a Change in Control shall occur;

(h)               a Borrowing Base Deficit shall occur, and shall not have been cured within two (2) Business Days;

(i)                 (i) the Borrower shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Originator, the Performance Guarantor, EnLink Manager or the Servicer, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $100,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt; (iii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument, if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any lender thereunder, or (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof;

(j)                 the Borrower shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Directors, on the Borrower’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Borrower’s board of directors as required pursuant to Section 8.03(c) of this Agreement;

(k)               [reserved];

(l)                 either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, any Originator, the Servicer, the Performance Guarantor or the Parent or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 or Section 303(k) of ERISA with regard to any of the assets of the Borrower, the Servicer, any Originator, the Performance Guarantor or the Parent;

(m)             (i) the occurrence of a Reportable Event; (ii) the adoption of an amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code; (iii) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (iv) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any of the Borrower, any Originator, the Servicer, the Parent, the Performance Guarantor or any of their respective ERISA Affiliates from any Multiemployer Plan; (vi) the receipt by any of the Borrower, any Originator, the Servicer, the Parent, the Performance Guarantor or any of their respective ERISA Affiliates from the PBGC or any plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (vii) the receipt by the Borrower, any Originator, the Servicer, the Parent, the Performance Guarantor or any of their respective ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; (viii) the occurrence of a prohibited transaction with respect to any of the Borrower, any Originator, the Servicer, the Parent, the Performance Guarantor or any of their respective ERISA Affiliates (pursuant to Section 4975 of the Code); or (ix) the occurrence or existence of any other similar event or condition with respect to a Pension Plan or a Multiemployer Plan, with respect to each of clause (i) through (ix), either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n)               The Borrower or the Servicer’s assets are (i) deemed to constitute Plan Assets or (ii) subject to any law that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code that would be violated by any of the transactions contemplated by the Transaction Documents;

(o)               [reserved];

(p)               a Sale and Contribution Termination Event shall occur under the Sale and Contribution Agreement;

(q)               the Borrower shall (i) be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) become a “covered fund” within the meaning of the Volcker Rule;

(r)                any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Borrower, any Originator, the Performance Guarantor or the Servicer (or any of their respective Affiliates) shall so state in writing;

(s)                Parent (or any successor borrower under the EnLink Credit Agreement) shall fail to satisfy the financial covenant set forth in Section 7.08(a) of the EnLink Credit Agreement (or any similar successor or replacement financial covenant); provided that, if after the Closing Date, Section 7.08(a) of the EnLink Credit Agreement, or any similar successor or replacement financial covenant (or any of the defined terms used in connection with any such covenant), is amended or modified, then the test set forth in this clause (s) or the defined terms used therein, as applicable, shall, for all purposes of this Agreement, automatically and without further action on the part of any Person, be deemed to be also so amended or modified, if at the time of the effectiveness of such amendment or modification, each of the following conditions has been satisfied: (i) the Administrative Agent and the Lenders (or Affiliates thereof) comprising the Majority Lenders are then parties to the EnLink Credit Agreement as lenders thereunder and have consented to such amendment or modification, (ii) such amendment or modification shall have become effective in accordance with the terms of the EnLink Credit Agreement and (iii) if the lenders party to the EnLink Credit Agreement receive a fee or any similar compensation (however defined or styled) in connection with such amendment or modification (a “Credit Agreement Fee”), then on or before such amendment or modification takes effect, the Borrower shall have paid (or caused to be paid) to the Lenders hereunder a corresponding fee (in addition to all other fees and amounts otherwise payable to the Lenders hereunder) in an amount equal to the Credit Agreement Fee that would have been payable to such Lender if such Lender’s Commitment and Loans hereunder were instead a “Commitment” and “Loan” of such Lender under (and as defined in) the EnLink Credit Agreement; or

(t)                 one or more judgments or decrees shall be entered against the Borrower, any Originator, the Parent, the Performance Guarantor or the Servicer, or any Affiliate of any of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days, and the aggregate amount of all such judgments equals or exceeds $100,000,000 (or solely with respect to the Borrower, $15,775); then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Lenders shall) by notice to the Borrower (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Final Maturity Date to have occurred (in which case the Final Maturity Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Borrower Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in clause (e) of this Section 10.01 with respect to the Borrower, the Termination Date shall occur and the Aggregate Capital and all other Borrower Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 4.01.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01. Authorization and Action. Each Credit Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or any Affiliate thereof or any Credit Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 11.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Credit Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.03. Administrative Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also the Administrative Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Credit Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 11.04. Indemnification of Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the respective Percentage of such Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 11.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Lenders, as the case may be, and assurance of its indemnification by the Lenders, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Majority Lenders, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Credit Parties. The Credit Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Lenders or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Lender, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Lenders.

SECTION 11.07. Notice of Events of Default; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless the Administrative Agent has received notice from any Credit Party or the Borrower stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Lender. The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Default or Event of Default or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 11.08. Non-Reliance on Administrative Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Credit Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, each Originator, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Credit Party, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any information concerning the Borrower, any Originator, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.09. Successor Administrative Agent.

(a)               The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrower, the Servicer and each Lender, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Lenders as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b)               Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 11.10. Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each Credit Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

SECTION 11.11. LIBOR Notification. Section 5.06 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that Adjusted LIBOR or LMIR is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of Adjusted LIBOR or LMIR or with respect to any alternative or successor rate thereto, or replacement rate therefor.

ARTICLE XII

[reserved]

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01. Indemnities by the Borrower.

(a)               Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Borrower Indemnified Party”) may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify each Borrower Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (a) Borrower Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Borrower Indemnified Amounts resulted primarily from the bad faith, gross negligence or willful misconduct by the Borrower Indemnified Party seeking indemnification, (b) Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and (c) Borrower Indemnified Amounts arising from a claim by one Borrower Indemnified Party against another Borrower Indemnified Party (other than actions against the Administrative Agent in its capacity as Administrative Agent or similar capacity and also excluding any action, claim or dispute involving the Borrower or any of its Affiliates or resulting from any action or inaction by the Borrower or any of its Affiliates). Without limiting or being limited by the foregoing, the Borrower shall pay on written demand (which demand shall be accompanied by documentation of the Borrower Indemnified Amounts in reasonable detail) (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Borrower Indemnified Party any and all amounts necessary to indemnify such Borrower Indemnified Party from and against any and all Borrower Indemnified Amounts relating to or resulting from any of the following (but excluding Borrower Indemnified Amounts and Taxes described in clauses (a), (b) and (c) above):

(i)                 any Pool Receivable which the Borrower or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii)           any written representation, warranty or statement made or deemed made by the Borrower (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Weekly Report, any Daily Report or any other written information or report (other than projections, forward-looking statements and information of a general economic or industry nature) delivered by or on behalf of the Borrower pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii)          the failure by the Borrower to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)         the failure to vest in the Administrative Agent a first priority perfected security interest in all or any portion of the Collateral, in each case free and clear of any Adverse Claim;

(v)          the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Collateral and Collections in respect thereof, whether at the time of any Credit Extension or at any subsequent time;

(vi)         any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;

(vii)        any failure of the Borrower to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii)       any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix)          the misdirection of Collections or the commingling of Collections of Pool Receivables at any time with other funds;

(x)           any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Credit Extensions or in respect of any Pool Receivable or other Collateral or any related Contract;

(xi)           any failure of the Borrower to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii)          any setoff with respect to any Pool Receivable;

(xiii)        any claim brought by any Person other than a Borrower Indemnified Party arising from any activity by the Borrower or the Servicer (if an Affiliate of the Borrower) in servicing, administering or collecting any Pool Receivable;

(xiv)        [reserved];

(xv)           any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(xvi)        any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xvii)      any action taken by the Administrative Agent as attorney-in-fact for the Borrower, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document;

(xviii)    the failure or delay to provide any Obligor with an invoice or other statement evidencing amounts owed under each applicable Pool Receivable;

(xix)        the maintenance of any Linked Account with respect to any Collection Account or the debiting against any Collection Account of amounts as a result of any settlement item that originated in any Linked Account or any other account other than a Collection Account;

(xx)          the use of proceeds of any Credit Extension;

(xxi)         any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xxii)       any failure by the Borrower to pay any premium or other amount when due under the terms of any Credit Insurance Policy, to keep any Credit Insurance Policy in force or to make or perfect any claim for reimbursement under any Credit Insurance Policy; or

(xxiii)     any insurance premium payments paid by the Administrative Agent on any Credit Insurance Policy in accordance with this Agreement.

(b)               Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Borrower’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of this Section 13.01, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.

(c)               If for any reason the foregoing indemnification is unavailable to any Borrower Indemnified Party or insufficient to hold it harmless, then the Borrower shall contribute to such Borrower Indemnified Party the amount paid or payable by such Borrower Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Borrower and its Affiliates on the one hand and such Borrower Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Borrower and its Affiliates and such Borrower Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this Section 13.01 shall be in addition to any liability which the Borrower may otherwise have, shall extend upon the same terms and conditions to each Borrower Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and the Borrower Indemnified Parties.

(d)               Any indemnification or contribution under this Section 13.01 shall survive the termination of this Agreement.

SECTION 13.02. Indemnification by the Servicer.

(a)               The Servicer hereby agrees to indemnify and hold harmless the Borrower, the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of the Servicer’s fraud or failure of the Servicer to perform the Servicing Services in compliance in all material respects with the terms of this Agreement and any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted solely from the bad faith, gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification, (ii) Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor and (iv) Servicer Indemnified Amounts arising from a claim by one Servicer Indemnified Party against another Servicer Indemnified Party (other than actions against the Administrative Agent in its capacity as Administrative Agent or similar capacity and also excluding any action, claim or dispute involving any Servicer or any of its Affiliates or resulting from any action or inaction by any Servicer of any of its Affiliates). Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii), (iii) and (iv) above):

(i)                 any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Weekly Report, any Daily Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made; or

(ii)              the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iii)             the misdirection of Collections or the commingling of Collections of Pool Receivables at any time with other funds;

(iv)             the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(v)               any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(vi)             the maintenance of any Linked Account with respect to any Collection Account or the debiting against any Collection Account of amounts as a result of any settlement item that originated in any Linked Account or any other account other than a Collection Account; or

(vii)           any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.

(b)               If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section 13.02 shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

(c)               Any indemnification or contribution under this Section 13.02 shall survive the termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01. Amendments, Etc.

(a)               No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrower or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Lenders (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Lender:

(i)                 change (directly or indirectly) the definitions of, Borrowing Base Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Credit Insurance, Eligible Receivable, Facility Limit, Final Maturity Date, Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage or Special Concentration Limit for any Obligor or change the calculation of the Borrowing Base;

(ii)              reduce the amount of Capital or Interest that is payable on account of any Loan or with respect to any other Credit Extension or delay any scheduled date for payment thereof;

(iii)             [reserved];

(iv)             release all or a material portion of the Collateral from the Administrative Agent’s security interest created hereunder;

(v)              release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty (except as expressly provided in the Performance Guaranty);

(vi)             change any of the provisions of this Section 14.01 or the definition of “Majority Lenders”; or

(vii)            change the order of priority in which Collections are applied pursuant to Section 4.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Lender’s Commitment hereunder without the consent of such Lender, (B) no amendment, waiver or consent shall reduce any Fees payable by the Borrower to any Lender or delay the dates on which any such Fees are payable, in either case, without the consent of such Lender and (C) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clauses (i)-(vii) above and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

SECTION 14.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile and email communication) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile or email shall be effective when sent receipt confirmed by electronic or other means (such as by the “return receipt requested” function, as available, return electronic mail or other acknowledgement), and notices and communications sent by other means shall be effective when received.

SECTION 14.03. Assignability; Addition of Lenders.

(a)               Assignment by Lenders. Each Lender may assign to any Eligible Assignee or to any other Lender all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and any Loan or interests therein owned by it); provided, however that

(i)                except for an assignment by a Lender to either an Affiliate of such Lender or any other Lender, each such assignment shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Default has occurred and is continuing);

(ii)              each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii)             the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Lender’s Commitment; and

(iv)             the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording pursuant to clause (b) of this Section 14.03 from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)               Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Borrower (and the Borrower’s regarded owner for U.S. federal income tax purposes), maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitment of each Lender and the aggregate outstanding Capital (and stated interest) of the Loans of each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Administrative Agent, the Lenders, and the other Credit Parties shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Servicer or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)               Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Lender and an Eligible Assignee or assignee Lender, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Servicer.

(d)               Participations. Each Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Loans owned by it); provided, however, that

(i)               such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, and

(ii)              such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the Lenders, the Borrower and the Servicer shall have the right to continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.01 and 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f), (g) and (i) (it being understood that the documentation required under Section 5.03(f), (g) and (i) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this Section 14.03; provided that such Participant (A) agrees to be subject to the provisions of Section 5.07 as if it were an assignee under clause (a) of this Section 14.03, and (B) shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e)               Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and the Borrower’s regarded owner for U.S. federal income tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)                Assignments by Administrative Agents. This Agreement and the rights and obligations of the Administrative Agent herein shall be assignable by the Administrative Agent and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or a Lender, so long as no Event of Default has occurred and is continuing, such assignment shall require the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).

(g)               Assignments by the Borrower or the Servicer. Neither the Borrower nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Lender (such consent to be provided or withheld in the sole discretion of such Person).

(h)               Addition of Lenders. The Borrower may, with written notice to the Administrative Agent and each Lender, add additional Persons as Lenders or cause an existing Lender to increase its Commitment; provided, however, that the Commitment of any existing Lender may only be increased with the prior written consent of such Lender. Each new Lender shall become a party hereto, by executing and delivering to the Administrative Agent and the Borrower, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit D hereto.

(i)                 Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Lender or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 14.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, the Borrower agrees to pay within ten (10) days following demand thereof (with reasonable detail of such costs) all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable and documented Attorney Costs for the Administrative Agent and the other Credit Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Credit Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Credit Parties and any of their respective Affiliates and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Credit Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Borrower agrees to pay within ten (10) days following demand thereof (with reasonable detail of such costs) all reasonable and documented out-of-pocket costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Credit Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

SECTION 14.05. No Proceedings; Limitation on Payments.

(a)               Each of the Servicer, each Lender and each assignee of a Loan or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Default.

SECTION 14.06. Confidentiality.

(a)               Each of the Borrower and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Credit Party), except as the Administrative Agent and each Lender may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower, the Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Borrower and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Credit Party of its intention to make any such disclosure prior to making such disclosure. Each of the Borrower and the Servicer agrees to be responsible for any breach of this Section 14.06 by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section 14.06. Notwithstanding the foregoing, it is expressly agreed that each of the Borrower, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Credit Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Borrower consents to the publication by the Administrative Agent or any other Credit Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement; provided that the Borrower shall be provided a reasonable opportunity to review such tombstone or other advertising material prior to its initial release and provide comment thereon.

(b)               Each of the Administrative Agent and each other Credit Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Borrower, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Borrower or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel on a need to know basis if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent or any Lender or their respective Affiliates or (v) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (v) above, the Administrative Agent and each Lender will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Borrower and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent and each other Credit Party, severally and with respect to itself only, agrees that any confidential and proprietary information concerning the Borrower, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents) shall be used only in connection with this Agreement and the other Transaction Documents. Each of the Administrative Agent and each Lender, severally and with respect to itself only, agrees to be responsible for any breach of this Section 14.06 by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section 14.06.

(c)               As used in this Section 14.06, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d)               Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the U.S. Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

SECTION 14.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 14.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 14.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 5.01, 5.02, 5.03, 11.04, 11.06, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.

SECTION 14.10. CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)               EACH OF THE BORROWER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 14.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 14.12. Ratable Payments. If any Credit Party, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations in a greater proportion than that received by any other Credit Party entitled to receive a ratable share of such Borrower Obligations, such Credit Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations held by the other Credit Parties so that after such purchase each Credit Party will hold its ratable proportion of such Borrower Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Credit Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 14.13. Limitation of Liability.

(a)               No claim may be made by the Borrower or any Affiliate thereof or any other Person against any Credit Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Credit Parties and their respective Affiliates shall have any liability to the Borrower or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Borrower or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Credit Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b)               The obligations of the Administrative Agent and each of the other Credit Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

(c)               The obligations of the Borrower and the Servicer under this Agreement and each of the Transaction Documents are solely the corporate or entity-level obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, partner, equity holder, director, officer, employee or incorporator of any such Person.

SECTION 14.14. Intent of the Parties. The Borrower has structured this Agreement with the intention that the Loans hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Borrower, the Servicer, the Administrative Agent and the other Credit Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by a final determination with the meaning of Section 1313(a) of the Code (or similar or analogous state, local or foreign Tax law). Each assignee and each Participant acquiring an interest in a Credit Extension, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 14.15. USA Patriot Act. Each of the Administrative Agent and each of the other Credit Parties hereby notifies the Borrower and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Credit Parties may be required to obtain, verify and record information that identifies the Borrower, the Originators, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower, the Originators, the Servicer and the Performance Guarantor that will allow the Administrative Agent and the other Credit Parties to identify the Borrower, the Originators, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Borrower and the Servicer agrees to provide the Administrative Agent and each other Credit Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

SECTION 14.16. Right of Setoff. Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits (other than deposits, if any, held by such Credit Party in a custodial account or similar fiduciary capacity with respect to payroll or trust Tax collection and remittance) and any other indebtedness held or owing by such Credit Party (including by any branches or agencies of such Credit Party) to, or for the account of, the Borrower or the Servicer against amounts owing by the Borrower or the Servicer hereunder (even if contingent or unmatured); provided that such Credit Party shall notify the Borrower or the Servicer, as applicable, promptly following such setoff.

SECTION 14.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 14.19. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENLINK MIDSTREAM FUNDING, LLC, as Borrower

By:	/s/ Pablo G. Mercado
Pablo G. Mercado
Executive Vice President and
Chief Financial Officer

ENLINK MIDSTREAM OPERATING, LP,
as the Servicer

By:	EnLink Midstream Operating GP, LLC, its general partner

	By:	/s/ Pablo G. Mercado
Pablo G. Mercado
Executive Vice President and
Chief Financial Officer

Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Imad Naja
Imad Naja
Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Imad Naja
Imad Naja
Senior Vice President

PNC CAPITAL MARKETS LLC,
as Structuring Agent

By:	/s/ Imad Naja
Imad Naja
Managing Director

Receivables Financing Agreement

SCHEDULE I
Commitments

PNC Bank, National Association
Party	Capacity	Commitment
PNC Bank, National Association	Lender	$250,000,000

Schedule I-1